Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of October 16, 2020

among

HELIX TECHNOLOGIES, INC.

FORIAN INC.

and

DNA MERGER SUB INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 16, 2020, among Helix Technologies, Inc., a Delaware corporation (the “Company”), Forian Inc., a Delaware corporation (“Parent”), DNA Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 8.03(d), Medical Outcomes Research Analytics, LLC, a Delaware limited liability company (“MOR”).

RECITALS:

WHEREAS, the Company, Parent and Merger Sub desire to effect a business combination, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger, and each share of Company Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Company Board has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement, and (iii) recommended that the Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, at the Company Stockholders Meeting;

WHEREAS, the Parent Board and the Merger Sub Board have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement by Parent, as its sole stockholder;

WHEREAS, Parent, as sole stockholder of Merger Sub, has adopted and approved this Agreement and approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Affiliates of the Company are entering into a Voting and Support Agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”);

WHEREAS, as a condition to the consummation of the Merger, MOR will complete the MOR Offering;

WHEREAS, as a condition to the consummation of the Merger, Parent will complete the Parent Reorganization;

WHEREAS, the consummations of the Parent Reorganization and the Merger are part of an overall integrated plan pursuant to which Parent will acquire all of the issued and outstanding equity interests of MOR and all of the issued and outstanding equity interests of the Company in exchange for Parent Common Stock issued by Parent to the equityholders of MOR and Company who collectively will own 80% or more of the outstanding stock of Parent Common Stock immediately after the consummations of the Parent Reorganization and the Merger;

WHEREAS, after the consummation of the Parent Reorganization and the Merger, Parent will have outstanding only Parent Common Stock and no other classes of stock;

WHEREAS, for U.S. federal income tax purposes, the parties intend that (i) the Parent Reorganization and the Merger shall together qualify as a transaction described in Section 351(a) of the Code, (ii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, and (iii) this Agreement shall constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, in addition to other terms that may be defined in this Agreement, certain capitalized terms used in this Agreement are defined in Section 9.03.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants in this Agreement and intending to be legally bound, the parties hereto agree as follows:

Article I
THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (a), Merger Sub shall be merged with and into the Company (the “Merger”), (b) the separate corporate existence of Merger Sub shall cease and (c) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly owned Subsidiary of the Parent.

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place remotely via the electronic transmittal of executed documents at 9:00 a.m., Eastern time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions by the party entitled to the benefit of such conditions), unless this Agreement has been terminated pursuant to its terms, or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the fulfillment or waiver of all of the conditions set forth in Article VII, on the Closing Date, the parties shall file with the Delaware Secretary the certificate of merger relating to the Merger contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings and recordings, all executed and acknowledged in accordance with , and in such form as required by the relevant provisions of the DGCL. The Merger shall become effective upon the later of (a) the date and time the time that the Certificate of Merger has been duly filed with the Delaware Secretary, or (b) at such later date and time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. At the Effective Time, the effects of the Merger shall be as set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

Section 1.06 Certain Governance Matters.

(a) Parent Matters.

(i) Directors. The Parent shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the board of directors of Parent immediately prior to the Effective Time) so that, as of the Effective Time, the number of directors that comprise the full board of directors of Parent shall be eleven (11), and such board of directors shall upon the Effective Time consist of the Persons set forth on Schedule 1.06(a)(i) (the “Parent Board Designees”), subject to replacement as provided in Section 1.06(c), each of such directors to hold office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. At least a majority of Parent Board Designees shall qualify as “independent directors” under the listing standards of The Nasdaq Stock Market, LLC and the applicable rules of the SEC.

(ii) Officers. From and after the Effective Time, the officers of Parent shall consist of the Persons set forth on Schedule 1.06(a)(ii) (the “Parent Officer Designees” and together with the Parent Board Designees, the “Parent Designees”) , subject to replacement as provided in Section 1.06(c), each of such officers to hold their respective office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b) Surviving Corporation Matters.

(i) Directors. From and after the Effective Time, the board of directors of the Surviving Corporation shall consist of the Persons set forth on Schedule 1.06(b)(i) (collectively, the “Surviving Corporation Board Designees”), subject to replacement as provided in Section 1.06(c), each of such directors to hold office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(ii) Officers. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the Persons set forth on Schedule 1.06(b)(ii) (collectively, the “Surviving Corporation Officer Designees” and together with the Surviving Corporation Board Designees, the “Surviving Corporation Designees”), subject to replacement as provided in Section 1.06(c), each of such officers to hold their respective office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c) Replacement of Designees. In the event that prior to the Effective Time: (i) any Parent Board Designee is ineligible, unable or unwilling for any reason (including by reason of any Law, Order or any listing rule or requirement of any stock exchange) to serve on the board of directors of Parent, (ii) any Parent Officer Designee is ineligible, unable or unwilling for any reason (including by reason of any Law, Order or any listing rule or requirement of any stock exchange) to serve as an officer of Parent, (iii) any Surviving Corporation Board Designee is ineligible, unable or unwilling for any reason (including by reason of any Law, Order or any listing rule or requirement of any stock exchange) to serve on the board of directors of the Surviving Corporation, or (iv) any Surviving Corporation Officer Designee is ineligible, unable or unwilling for any reason (including by reason of any Law, Order or any listing rule or requirement of any stock exchange) to serve as an officer of the Surviving Corporation, Parent, in its sole discretion, shall select a replacement for such individual to serve in such person’s place. The parties shall take all action necessary to ensure that any such replacement designee is duly qualified and appointed as a member of the board of directors or as an officer of Parent or the Surviving Corporation, as applicable, as of the Effective Time. Any such replacement designee shall also be deemed to be a Parent Designee or a Surviving Corporation Designee, as applicable.

Article II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), any shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”) or any shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Each share of Company Common Stock that is owned directly by Parent, Merger Sub, the Company, any Company Subsidiary or held in the Company’s treasury immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) except as provided in Section 2.05, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and complies in all respects with, Section 262 of the DGCL and, as of the Effective Time, has neither failed to perfect, nor effectively withdrawn or lost rights to appraisal under the DGCL (the “Dissenting Shares”)), will be converted into the right to receive 0.02731 validly issued, fully paid and non-assessable share of Parent Common Stock (the “Merger Consideration”).

(d) All shares of Company Capital Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such shares of Company Capital Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based on the number of shares of Company Capital Stock will be appropriately adjusted to provide to the holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such event.

(e) At the Effective Time, all Company Stock Options shall be treated as set forth in Section 6.04.

(f) As of no later than immediately prior to the Effective Time, all of the Company’s outstanding shares of Company Preferred Stock shall have been converted into shares of Company Common Stock pursuant to a Preferred Stock Conversion Agreement, in the form attached hereto as Exhibit C (the “Company Preferred Stock Conversion Agreement”).

(g) As of no later than immediately prior to the Effective Time, all of the Company’s outstanding RC Convertible Notes shall have been converted into shares of Company Common Stock pursuant to a Convertible Notes Conversion Agreement, in the form attached hereto as Exhibit D (the “RC Convertible Notes Conversion Agreement”).

Section 2.02 Exchange and Payment.

(a) Exchange Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company (who, if different than the Company’s then serving registrar and transfer agent, is reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, Parent shall deliver to the Exchange Agent, to be given to the holders of Company Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article II, evidence of shares in book entry form, representing the number of whole shares of Parent Common Stock issuable to the holders of Company Common Stock as the Merger Consideration. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto.

(b) Mailing of Transmittal Material. As promptly as practicable, but in no event later than five (5) Business Days prior to the Effective Time, the Company will deliver, or cause to be delivered, to the Exchange Agent all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein. As promptly as practicable after the Effective Time, but in no event later than three (3) Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail and otherwise make available to each holder of record of Company Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the instructions and procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for book-entry shares representing the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate(s) or Book-Entry Shares shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid in respect of such shares pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Company Common Stock covered thereby, subject to the provisions of Section 2.02(d).

(c) Issued Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 2.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 2.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the book-entry shares representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, any unpaid dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

(d) Exchange Agent Deliveries.

(i) Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, the number of whole shares of Parent Common Stock into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii) Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Parent Common Stock into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates or Book-Entry Shares representing shares of Company Common Stock and, if such Certificates or Book-Entry Shares are presented to the Company for transfer, they shall be cancelled against delivery of book entry shares representing Parent Common Stock as hereinabove provided.

(e) Lost or Destroyed Certificates; Issuances of Parent Common Stock in New Names. The Exchange Agent shall not be obligated to deliver book-entry shares representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent. If any book entry shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of book entry shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) Unclaimed Merger Consideration. The exchange of shares of Company Common Stock for the Merger Consideration as provided in this Section 2.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 2.03 No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall be automatically converted into the right to receive one full additional share of Parent Common Stock.

Section 2.04 Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Awards such amounts as Parent reasonably determines is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary Tax forms or other necessary information. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Stock Award, as applicable, in respect of which such deduction and withholding was made by Parent.

Section 2.05 Dissenters’ Rights.

(a) Notwithstanding anything to the contrary in this Agreement, no Dissenting Shares shall be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01, and instead the holders of such Dissenting Shares shall be entitled to such rights as are granted by Section 262 of the DGCL (the “Dissenter’s Rights”) (unless and until such stockholder shall have failed to timely perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL, in which case such stockholder shall be entitled to receive the Merger Consideration in accordance with Section 2.01, without interest thereon, in exchange for such shares of Company Common Stock, and such shares of Company Common Stock shall no longer be deemed to be Dissenting Shares) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. In such case, at the Effective Time, the Dissenting Shares shall be deemed to no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except Dissenter’s Rights and as provided in this Section 2.05. Notwithstanding the foregoing, if any such holder shall have failed to timely perfect or shall have otherwise waived, or effectively withdrawn or lost such holder’s Dissenter’s Rights, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenter’s Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under the Dissenter’s Rights shall cease, such shares shall no longer be considered Dissenting Shares for purposes hereof, and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 2.01 and Section 2.02.

(b) The Company shall provide prompt written notice to Parent of any demands for appraisal by any holder of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments received by or served on the Company pursuant to the DGCL relating to Dissenter’s Rights, and, to the extent permitted by applicable Law, Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Article III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”) (it being understood that although the Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, the disclosure in any section shall be deemed to apply to and qualify any other section in this Article III to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section), Parent and Merger Sub, jointly and severally, hereby represent and warrant, as of the date hereof, to the Company as set forth in this Article III. For purposes of this Article III, the Parent Subsidiaries shall be deemed to include MOR; provided the Parent Disclosure Letter will be updated at the Effective Time with a bringdown certificate (a “Parent Bringdown Certificate”).

Section 3.01 Organization, Standing and Power. Parent is a duly organized, validly existing corporation and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Parent Subsidiaries is a duly organized, validly existing corporation or other legal entity and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and the Parent Subsidiaries has all requisite power and authority to own, lease and operate its properties and conduct its businesses as and where presently conducted. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction (in the case of good standing, to the extent such jurisdiction recognizes such concept) where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true, correct and complete copies of Parent’s and each Parent Subsidiary’s Certificate of Incorporation and Bylaws or similar organizational documents (and all amendments thereto) as currently in full force and effect. Neither Parent nor any Parent Subsidiary is in violation, and between the date hereof and the Closing Date, will not be in violation of any of the provisions of its Certificate of Incorporation or Bylaws or similar organizational documents (and all amendments thereto).

Section 3.02 Parent Subsidiaries.

(a) Section 3.02(a) of the Parent Disclosure Letter sets forth the name and jurisdiction of organization of each Parent Subsidiary.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and non-assessable and are owned by Parent, by another Parent Subsidiary or by Parent and a Parent Subsidiary, free and clear of all Liens, excluding Parent Permitted Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable Law. There are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any the Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock or any securities of any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, any Parent Subsidiary, (ii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from any Parent Subsidiary, or any other obligation of any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, any Parent Subsidiary, or (iii) any rights issued by, or other obligations of, any Parent Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, any Parent Subsidiary, the value of any Parent Subsidiary or any part of any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, any Parent Subsidiary.

(c) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, none of Parent or any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

Section 3.03 Capital Structure.

(a) The authorized capital stock of Parent consists of 95,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). The Parent Common Stock and Parent Preferred Stock are referred to herein as the “Parent Capital Stock”. At the close of business on October 15, 2020 (i) one (1) share of Parent Common Stock was issued and outstanding; (ii) no shares of Parent Common Stock were held by Parent in its treasury; (iii) an aggregate of no shares of Parent Common Stock were reserved for issuance pursuant to outstanding awards and rights under the Parent Stock Plan, of which no shares of Parent Common Stock were underlying outstanding and unexercised Parent Stock Awards; and (iv) no shares of Parent Preferred Stock were issued and outstanding. Except as set forth in this Section 3.03(a), at the close of business on October 15, 2020, no shares of Parent Capital Stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. At the Effective Time, no shares of Parent Preferred Stock will be issued and outstanding.

(b) All of the outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s Certificate of Incorporation, Parent’s Bylaws or any Contract to which Parent is a party or otherwise bound. All grants of equity awards or other rights with respect to shares of Parent Capital Stock to current or former directors, officers, employees, agents or consultants of Parent or any Parent Subsidiary have been made in accordance with the terms of the applicable Parent Stock Plan and award agreements thereunder and any policy of Parent or the Board of Directors of Parent (the “Parent Board”) (including any committee thereof) relating to the grant of such awards or rights. Except as contemplated by the Parent Reorganization and the MOR Offering, or as set forth above in this Section 3.03 or for changes resulting from (a) the exercise of Parent Stock Options outstanding on such date, and (b) vesting and settlement of Parent Stock Awards, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary or (iii) any rights issued by, or other obligations of, Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Except for acquisitions, or deemed acquisitions, of Parent Capital Stock or other equity securities of Parent in connection with (x) the withholding of Taxes in connection with the exercise, vesting or settlement of Parent Stock Awards, and (y) forfeitures of Parent Stock Awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of Parent having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Parent’s stockholders may vote. Except as contemplated by this Agreement, the Parent Reorganization or the MOR Offering, there is no agreement with respect to the voting or issuance of, or restricting the transfer of, or providing registration rights with respect to, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary. None of Parent or any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

(c) At the close of business on October 16, 2020, the number of outstanding Units of membership interests in MOR was 12,906,660 (on an as-converted basis, inclusive of Units underlying allocated options, and pro forma for $13,000,000 in MOR Offering proceeds). Pursuant to the contribution to be effected in connection with the Parent Reorganization, Units of membership interest in MOR will be exchanged for shares of Parent Common Stock at an average exchange ratio of 0.9709.

Section 3.04 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated by this Agreement. The Parent Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of the board of directors of Parent was present, (x) approving the execution, delivery and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement, (y) determining that entering into this Agreement and consummating the Merger and the other transactions contemplated by this Agreement, are in the best interests of Parent and its stockholders and (z) declaring this Agreement and the Merger and the other transactions contemplated by this Agreement, advisable. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement; (ii) determining that the terms of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement are in the best interests of Merger Sub and Parent, as its sole stockholder; (iii) declaring this Agreement, the Merger and the transactions contemplated by this Agreement advisable; and (iv) recommending that Parent, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole stockholder of Merger Sub, has adopted and approved this Agreement. No other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent, Merger Sub or their respective Subsidiaries are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.05 No Conflicts; Consents.

(a) Except as set forth in Section 3.05(a) of the Parent Disclosure Letter, the execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance by Parent and Merger Sub of their respective obligations under this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not (i) violate or conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under any provision of the governing or organizational documents of Parent or any Parent Subsidiary, (ii) violate or conflict with, or result in any breach or violation of or default (in each case, with or without notice or lapse of time, or both) under, require any consent, notice, waiver, payment of a penalty or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, or give rise to any loss of a material benefit under, any of the terms, conditions or provisions of any Parent Material Contract or Parent Real Property Lease or obligation to which Parent or any Parent Subsidiaries is a party or by which Parent or any Parent Subsidiaries or any of their respective assets may be bound, (iii) result in the creation or imposition of any Lien on any asset of Parent or any Parent Subsidiaries (other than Parent Permitted Liens), (iv) subject to the filings and other matters referred to in Section 3.05(b), violate or conflict with, or result in any breach or violation of or default (in each case, with or without notice or lapse of time, or both) under any Law, Order or Permit, in each case, applicable to Parent or any Parent Subsidiary or by which any of their respective assets are bound or (v) cause the acceleration of any vesting of any awards for or rights to capital stock or other equity interest of the Parent or any Parent Subsidiary or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of any capital stock or other equity interest of the Parent or any Parent Subsidiary or (vi) give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or other equity interest of the Parent or any Parent Subsidiary.

(b) No Permit, consent, approval, clearance, waiver or order of or from, or registration, declaration, notice or filing made to or with, or any action by, any Governmental Entity, is required to be obtained, taken or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) in compliance with applicable requirements of the Exchange Act, Securities Act and U.S. state securities laws (“Blue Sky Laws”), (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business and (iii) such Permits, consents, approvals, clearances, waivers, orders, registrations, declarations, notices, filings or actions that, (x) individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or (y) prevent or materially delay consummation of the transactions contemplated hereby.

(c) No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The approval of Parent, as the sole shareholder of Merger Sub, which already has been obtained, is the only approval of the shares of, or other equity interest in, Merger Sub necessary to adopt and approve this Agreement and the Merger.

Section 3.06 Parent Financial Information; Absence of Undisclosed Liabilities.

(a) Section 3.06(a) of the Parent Disclosure Letter sets forth (i) the unaudited balance sheet of MOR as of December 31, 2019 and the related unaudited statements of operations and cash of MOR for the fiscal years then ended, and (ii) the unaudited balance sheet of MOR as of August 31, 2020 and the related unaudited statements of operations and cash of MOR for the eight-month period then ended (such balance sheets and statements described in clauses (i) and (ii), collectively, the “MOR Financial Statements”). The MOR Financial Statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto and except that the unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments that are not expected to be material) applied on a consistent basis during the periods involved, were prepared using the books, records and accounts of MOR and fairly presented in all material respects the financial position of MOR as of their respective dates, and the income, results of their operations, changes in financial position and cash flows for the periods shown (subject to the absence of footnote disclosure and to normal year end audit adjustments).

(b) Except (i) as reflected or reserved against in the balance sheet of MOR as of August 31, 2020 (or the notes thereto) included in the MOR Financial Statements, (ii) for contractual liabilities and contractual obligations incurred in connection with this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since August 31, 2020 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, MOR has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). There are no (A) unconsolidated Subsidiaries of MOR, or (B) off-balance sheet arrangements to which MOR is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC or any obligations of MOR to enter into any such arrangements.

Section 3.07 Absence of Certain Changes or Events. Since January 1, 2020, there has not occurred any fact, circumstance, occurrence, effect, event or development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Since August 31, 2020, except for the execution and delivery of this Agreement and the agreements entered into (or to be entered into) in connection with the Parent Reorganization, the MOR Offering, and the consummation of the Parent Reorganization and the MOR Offering, each of the Parent and the Parent Subsidiaries has conducted and operated their respective businesses in the ordinary course of business.

Section 3.08 Taxes.

(a) Each of Parent and each Parent Subsidiary has timely filed or has caused to be timely filed all income, franchise and other material Tax Returns required to be filed by or with respect to it and/or any Parent Subsidiaries (taking into account any valid extension of time within which to file), and all such Tax Returns are accurate and complete and in compliance with applicable Tax Law. Each of Parent and each Parent Subsidiary has fully and timely paid or caused to be fully and timely paid all material Taxes required to be paid by it (including any Taxes to the extent required by Parent Real Property Leases), other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) No deficiency for any Tax has been asserted or assessed by a taxing authority against Parent or any Parent Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and adequately reserved under GAAP.

(c) Each of Parent and each Parent Subsidiary has complied in all material respects with applicable Tax Law with respect to the withholding of Taxes.

(d) There is not pending or, to the Knowledge of Parent, threatened in writing any audit, examination, claim, or notice of deficiency in respect of any Taxes of Parent or any Parent Subsidiary.

(e) There are no Liens for Taxes on any of the assets, rights or properties of Parent or any Parent Subsidiary other than Parent Permitted Liens.

(f) None of Parent or any Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) No written claim has been received by the Parent or any Parent Subsidiary from a Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary, as applicable, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither Parent nor any Parent Subsidiary will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting or improper method of accounting with respect to a taxable period (or portion thereof) on or prior to the Closing Date; (B) “closing agreement” as described in Section 1721 of the Code (or similar provision of state, local or foreign Law), entered into on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law); (D) installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (F) election under Section 108(i) of the Code.

(i) None of Parent or any Parent Subsidiary has any liability for Taxes of any Person (other than Parent and the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise.

(j) None of Parent or any Parent Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among Parent and the wholly owned Parent Subsidiaries or between or among wholly owned Parent Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(k) None of Parent or any Parent Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which Parent is or was the common parent).

(l) During any tax period for which the statute of limitations has not expired, none of Parent or any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(m) None of Parent or any Parent Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of local, state or foreign Law).

(n) Parent and each Parent Subsidiary has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii), for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(o) Neither Parent nor any Parent Subsidiary has (i) filed, or has pending, any ruling requests with any taxing authority relating to Taxes, including any request to change any accounting method which is still in effect, or (ii) granted to any Person any power of attorney that is in force with respect to any income Tax matter.

(p) To the Knowledge of Parent, as of the date of this Agreement, the net operating losses or other Tax attributes with respect to Parent or any Parent Subsidiary are not currently subject to any limitation under Sections 382, 383 or 384 of the Code.

(q) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.09 (to the extent expressly related to Taxes) and this Section 3.08 constitute the sole representations and warranties in this Agreement with respect to Tax matters.

Section 3.09 Employee Benefits.

(a) Section 3.09(a) of the Parent Disclosure Letter sets forth a complete list of all material Parent Benefit Plans. Copies of the following documents have been made available to the Company with respect to each material Parent Benefit Plan, in each case to the extent applicable: (i) the plan document and all amendments thereto (or in the case of an unwritten Parent Benefit Plan, a written summary thereof); (ii) the current determination letter or opinion letter from the Internal Revenue Service (“IRS”); (iii) the current summary plan description and any summary of material modifications; (iv) the three (3) most recent annual reports on Form 5500 (and all schedules and exhibits attached thereto) filed with the IRS and U.S. Department of Labor; (v) the three (3) most recently prepared actuarial reports and financial statements; and (vi) for each material non-U.S. Parent Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (i) through (v) of this Section 3.09(a).

(b) (i) each Parent Benefit Plan has been established, operated, invested, funded and administered in accordance, in all material respects, with its terms, any applicable labor, collective bargaining or other agreement with any Union and any applicable Law (including ERISA and the Code) and (ii) to the Knowledge of Parent, neither Parent nor any Parent Subsidiary has engaged in any transaction with respect to any Parent Benefit Plan that would be reasonably likely to subject any Parent Benefit Plan or Parent or any Parent Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(c) Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code and has received or may otherwise reasonably rely upon a favorable determination or opinion letter from the IRS as to its tax-qualification under the Code, and each trust maintained thereunder is exempt from federal income taxation under the provisions of Section 501(a) of the Code, and to the Knowledge of Parent, nothing has occurred since the date of any such determination that could reasonably be expected to adversely affect the qualification of such Parent Benefit Plan or its related trust.

(d) Other than routine claims for benefits, there are no suits, claims, proceedings, actions or governmental audits or investigations that are pending or, to the Knowledge of Parent, threatened, against or involving any Parent Benefit Plan.

(e) Neither Parent nor any ERISA Affiliate currently has, or within the six-year period immediately prior to the date of this Agreement, maintained, participated in, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code (a “Pension Plan”), (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of Parent, no condition exists that would reasonably be expected to present a material risk to Parent or any Parent Subsidiaries of incurring any such liability.

(f) No Parent Benefit Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage (i) as required by Section 4980B of the Code or similar state or local Law or (ii) health care coverage through the end of the calendar month in which a termination of employment occurs).

(g) Neither the execution by Parent of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in combination with a subsequent termination of employment) result in the payment of any amount, that would, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) Except as provided for in this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby will (either alone or together with the occurrence of any additional or subsequent events) (i) entitle any current or former employee, director, or individual independent contractor of Parent or any Parent Subsidiary to any payment of compensation or benefits from Parent or any Parent Subsidiary; (ii) increase the amount of compensation or benefits due to any such individual; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(i) All Parent Stock Awards were (i) in the case of Parent Stock Options, granted with an exercise price per share no lower than the “fair market value” (as defined in the Parent Stock Plan) of one share of Parent Common Stock on the date of grant, (ii) granted, reported and disclosed in accordance with applicable Laws and stock exchange requirements, and (iii) validly issued and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws. Without limiting the generality of the preceding sentence, Parent has not engaged in any back dating, forward dating or similar activities with respect to Parent Stock Awards and has not been the subject of any investigation by the SEC, whether current, pending or closed (in the case of any such pending investigation, to the Knowledge of Parent), with respect to any such activities.

(j) Each Parent Benefit Plan that is maintained outside of the U.S. primarily for the benefit of any current or former employees, directors, or individual independent contractors of Parent or any Parent Subsidiaries who are or were regularly employed or providing services outside of the U.S. (i) has been maintained in all material respects in accordance with its terms and applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(k) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.09 constitute the sole representations and warranties in this Agreement with respect to employee benefits matters of any kind.

Section 3.10 Employment and Labor Matters.

(a) Neither Parent nor any Parent Subsidiary is delinquent in material payments to any employee or former employee for any services or amounts required to be reimbursed or otherwise paid. Parent and each Parent Subsidiary is and has been at all times in material compliance with any and all agreements between Parent or any Parent Subsidiary and any employee or Parent or any Parent Subsidiary.

(b) Neither Parent nor any Parent Subsidiary is a party to, nor bound by, any labor, collective bargaining or other agreement with any Union.

(c) The consent or consultation of, or the rendering of formal advice by, any labor union, works council or other labor organization or employee representative body (each, a “Union”) is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby or to terminate or layoff any employees Parent or any Parent Subsidiary in the event any of the transactions contemplated hereby are consummated.

(d) Neither Parent nor any Parent Subsidiary has, and neither Parent nor any Parent Subsidiary has had at any time since January 1, 2017, any duty to bargain with any labor organization. Neither Parent nor any Parent Subsidiary is currently negotiating any labor, collective bargaining or other agreement with any Union, and there is not, and has not been, any Union representing or purporting to represent any employee of Parent. No employee or Union is making or has made a demand for recognition or has filed a petition seeking representation with the National Labor Relations Board with respect to employees of Parent or any Parent Subsidiary, and, to the Knowledge of Parent, no Union, employee or group of employees is seeking or has sought to organize employees of Parent or any Parent Subsidiary for the purpose of collective bargaining. Parent has no Knowledge of any facts to suggest that any demand for recognition or effort or attempt to organize employees of Parent or any Parent Subsidiary is imminent, likely or expected.

(e) Since January 1, 2017, there has been no actual or, to the Knowledge of Parent, threatened in writing, labor strike, dispute, walkout, work stoppage, picketing, hand billing, slowdown or lockout against Parent or any Parent Subsidiary.

(f) Parent and each of the Parent Subsidiaries is and, at all times has been, in compliance in all material respects with all applicable Laws pertaining to employment, labor relations and employment and labor relations practices, wage and hour, workers’ compensation, health and safety, collective bargaining and employee benefits. All individuals characterized and treated by Parent or any Parent Subsidiary as independent contractors or consultants are properly classified and utilized as independent contractors under all applicable Laws, and are not employees of Parent or a Parent Subsidiary, as applicable. All individuals characterized and classified and utilized by Parent or any Parent Subsidiary as leased employees are properly classified as employees of the applicable leasing company, and are not employees of Parent or a Parent Subsidiary, as applicable.

(g) Except as listed in Section 3.10(b) of the Parent Disclosure Letter, there are no, and there have been no, material grievances, complaints, citations, charges, actions, claims, suits, litigation, arbitrations, mediations, hearings, investigations or other proceedings against Parent or any Parent Subsidiary pending, or, to the Knowledge of Parent, threatened to be brought or filed, by or with any court or arbitrator or any other Governmental Entity, or any Orders or settlement agreements, in connection with the employment of any current, former or prospective employee of Parent or any Parent Subsidiary.

(h) All employees of Parent or any Parent Subsidiary are currently (and all employees, current and previous, of Parent or any Parent Subsidiary have been at all times since January 1, 2017) properly classified and compensated by Parent or Parent Subsidiary in accordance with the Fair Labor Standards Act and state and local wage and hour Laws.

(i) Parent and each Parent Subsidiary is, and has been at all times since January 1, 2017, in compliance with any and all Laws related to mass layoff and plant closings, including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., and the regulations promulgated thereunder (the “WARN Act”), and neither Parent nor any Parent Subsidiary has any plans to undertake any action that would trigger any notice or payment or other obligation under the WARN Act. Since January 1, 2020, Parent and each Parent Subsidiary have not incurred any material liability or obligation under the WARN Act or comparable state or local law.

(j) Parent has made available to Company a complete and accurate list of all employees and former employees of Parent or any Parent Subsidiary covered by any employment, severance, change-in-control, or retention agreement and any non-competition, non-solicitation, confidentiality, Intellectual Property Rights or similar agreement with Parent or any Parent Subsidiary, and Parent has provided or made available to Parent current and complete forms of each such agreement.

(k) To the Knowledge of Parent, no Key Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant, Parent or Parent Subsidiary policy or other obligation to any third party as related to their employment with Parent or Parent Subsidiary. To the Knowledge of Parent, no current or former employee or independent contractor of Parent or any Parent Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to Parent or any of the Parent Subsidiaries.

(l) Except as provided in Section 3.10(l) of the Parent Disclosure Letter, no Key Employee has notified Parent or otherwise expressed that he/she intends to terminate his/her employment with Parent.

(m) To the Knowledge of Parent, since January 1, 2017, no current or former management or executive-level employee of Parent or any Parent Subsidiary has engaged in or been alleged to have engaged in any act or conduct that constitutes a Misconduct Claim, and, to the Knowledge of Parent, no such allegation is pending or threatened, or has been investigated, litigated or become the subject of administrative proceedings. Since January 1, 2017, neither Parent nor any Parent Subsidiary has terminated any current or former employee related to any Misconduct Claim, or entered into any settlement or settlement discussions with any Person regarding a Misconduct Claim. Parent and each Parent Subsidiary has established and distributed to its employees a policy or policies against harassment and a complaint procedure, and has required all officers, managers and staff employees to undergo anti-harassment training.

Section 3.11 Legal Proceedings. There is no, and since January 1, 2017 there has been no, suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective former or current officers, directors or employees or properties (including any properties owned, operated, leased or licensed by Parent or any Parent Subsidiary) or assets, nor is there any Order outstanding against or, to the Knowledge of Parent, investigation or inquiry in each case that is threatened or pending by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective former or current officers, directors or employees or properties (including any properties owned, operated, leased or licensed by Parent or any Parent Subsidiary) or assets. For each suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, inquiry, investigation or similar proceeding that is required to be set forth in the Parent Disclosure Letter, Section 3.11 of the Parent Disclosure Letter sets forth, to the extent applicable, (i) the name of each party to such suit, action, litigation or arbitration (including the identity of any Governmental Entity party thereto) or the name of each Governmental Entity or regulatory body conducting each such hearing, audit, examination, inquiry or investigation, (ii) the case caption, docket number and a reasonably detailed summary of the underlying claims, allegations and relief sought in connection with such suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry or investigation and (iii) the Governmental Entity before which such suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry or investigation is pending. Neither the Parent nor any Parent Subsidiary is a party to, the subject of or has any obligation under any settlement agreement, consent decree, waiver of rights or similar agreement or arrangement with respect to any suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry, investigation or similar proceeding. Section 3.11 of the Parent Disclosure Letter sets forth the amount of any reserve taken by the Parent or any or the Parent Subsidiaries with respect to any suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry, investigation, settlement agreement, consent decree, waiver of rights or similar proceeding, agreement or arrangement that is required to be disclosed in the Parent Disclosure Letter.

Section 3.12 Compliance with Applicable Laws. At all times, the business of Parent and the Parent Subsidiaries has been conducted in accordance with all Laws applicable thereto and, to the Knowledge of Parent, none of Parent or any Parent Subsidiary is or has been subject of, or has been requested to provide information in connection with, any hearing, audit, examination, inquiry, investigation, notice, claim, charge or assertion with respect to any alleged failure to comply with any provision of applicable Law or has been given any notice of any of the foregoing. At all times since January 1, 2017, (a) Parent and each Parent Subsidiary has been in possession of all Permits required by all applicable Laws to be held by it for the operation of the business of the Parent and the Parent Subsidiaries or that are necessary to occupy the Parent Leased Real Property or for the lawful ownership of its properties and assets and all fees and other amounts due with respect to such Permits have been paid (and a true, correct and complete list of all such material Permits is set forth in Section 3.12 of the Parent Disclosure Letter), (b) the business of Parent and the Parent Subsidiaries have each at all times maintained and been in compliance in all material respects with all such Permits; and (c) all such Permits are in full force and effect and are not limited in duration or subject to conditions. There are no proceedings, actions or claims pending or threatened in writing (or, to the Knowledge of the Parent, threatened orally) that would reasonably be expected to result in the termination, revocation, cancellation, suspension or modification of any such Permit. Neither the Parent nor any Parent Subsidiary has been informed in writing or, to the Knowledge of the Parent, orally by any applicable Governmental Entity of any actual or possible violation of any such Permit, or any failure to comply in any respect with any term or requirement of any such Permit. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of the Parent Subsidiaries under, or variation, suspension, revocation or non-renewal or non-variation by request of, any Permit (in each case, with or without notice or lapse of time or both), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither the Parent nor any Parent Subsidiary has, since January 1, 2017, conducted any internal investigation concerning any alleged violation of any applicable Law by the Parent or any Parent Subsidiary or any of its or their respective Representatives (regardless of the outcome of such investigation).

Section 3.13 Environmental Matters. (a) Parent and the Parent Subsidiaries are, and at all times have been, in material compliance with all applicable Laws and Orders governing pollution or the protection of human health or the environment (“Environmental Law”), which compliance includes, without limitation, possession and compliance with the terms and conditions of all Permits required by Environmental Law (“Environmental Permits”) to own and operate the business and assets of Parent and the Parent Subsidiaries; (b) Parent and the Parent Subsidiaries, except as would not be reasonably expected to be material, have timely filed applications for, or for renewal of, all such Environmental Permits, and no action or proceeding is pending or, to the Knowledge of Parent, threatened to revoke, modify, suspend or terminate any such Environmental Permit; (c) as of the date of this Agreement, none of Parent or any Parent Subsidiary has received any written notice or claim from any Person that alleges that Parent or any Parent Subsidiary is in violation of, or has liability or responsibility under, any applicable Environmental Law; (d) as of the date of this Agreement, there are no unresolved legal or administrative proceedings pending (x) alleging that Parent or any Parent Subsidiary is liable for response actions to address a “release,” as that term is defined in CERCLA (“Release”), of a Hazardous Material, or (y) requesting information under the authority of any Environmental Law (including, without limitation, information requests under Section 104 of CERCLA or Section 114 of the Clean Air Act, 42 U.S.C. § 7401, et seq.); (e) to the Knowledge of Parent, there has been no Release of Hazardous Materials, nor are any Hazardous Materials present at any Parent Leased Real Property, that would reasonably be expected to result in any responsibility or liability on the part of Parent or any Parent Subsidiary; (f) to the Knowledge of Parent, there are no underground storage tanks present at any Parent Leased Real Property, and (g) Parent has not assumed or provided indemnity against any liability under any Environmental Law, except with respect to any of the foregoing under (a), (b) or (c) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties set forth in this Section 3.13 are Parent’s sole and exclusive representations relating to environmental matters of any kind.

Section 3.14 Contracts.

(a) Section 3.14(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Parent has made available to Parent true and complete copies, of:

(i) each Contract to which Parent or any Parent Subsidiary is a party that (A) restricts the ability of Parent or any Parent Subsidiary (or would, after the Closing, restrict in any material respect the ability of Parent or any Parent Subsidiaries) to compete in any business or with any Person or in any geographic area, (B) prohibits Parent or any Parent Subsidiary from engaging in any business with any Person or levying a fine, charge or other payment for doing so, (C) contains “most favored nation,” “exclusivity” or similar provisions, (D) grants any right of first refusal or right of first offer or similar right or (E) requires the purchase of all of Parent’s or any Parent Subsidiary’s requirements for a product or service from a third party;

(ii) each Contract (A) relating to Indebtedness of Parent or any Parent Subsidiary other than any such agreement solely between or among Parent and the wholly owned Parent Subsidiaries or between or among wholly owned Parent Subsidiaries or (B) that grants a Lien, other than a Parent Permitted Lien, with respect to any material asset or property of Parent or any Parent Subsidiary;

(iii) each Contract to which Parent or any Parent Subsidiary is a party relating to (A) the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration or similar arrangement or (B) the ownership of any equity interest in any Person other than the Parent Subsidiaries;

(iv) each Contract between Parent or any Parent Subsidiary, on the one hand, and, on the other hand, any (A) Key Employee of either Parent or any Parent Subsidiary, (B) record or beneficial owner of more than five percent (5%) of the shares of any class of Parent Common Stock outstanding as of the date of this Agreement, or (C) to the Knowledge of Parent, any affiliate of any such Key Employee or owner (other than Parent or any Parent Subsidiary);

(v) each Contract relating to the disposition or acquisition by Parent or any Parent Subsidiary of any Person, business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), or of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), in each case, (A) with obligations (contingent or otherwise) remaining to be performed, including any indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, (B) that has outstanding any purchase price adjustment, “earn-out” or similar obligations, (C) with liabilities continuing after the date of this Agreement or (D) involving amounts in excess of $150,000;

(vi) each Contract containing a grant of license, sublicense or any other right to Parent or any Parent Subsidiary of any Parent IP (other than Contracts concerning generally commercially available hardware or software pursuant to shrink-wrap, click-through or other standard licensing terms and non-discriminatory pricing terms);

(vii) each Contract containing a grant of license, sublicense or any other right by Parent or any Parent Subsidiary of any Parent IP to any third party (other than as ancillary to Parent’s receipt of services or in conjunction with a sale of products or services to customers in the ordinary course of business);

(viii) each Contract to which Parent or any Parent Subsidiary is a party that (A) involved payments by Parent or any Parent Subsidiary or to Parent or any Parent Subsidiary under such Contract of more than $150,000 during calendar year 2019, (B) would reasonably be expected to involve aggregate payments by Parent or any Parent Subsidiary or to Parent or any Parent Subsidiary under such Contract of more than $150,000 during calendar year 2020 or any subsequent twelve (12)-month period, or (C); requires performance by any party more than one (1) year from the date of this Agreement that, in the case of clauses (B) and (C), are not terminable by Parent or such Parent Subsidiary without penalty by providing notice one hundred and eighty (180) days or less prior to termination;

(ix) each Contract that is a settlement agreement that imposes obligations on Parent or any Parent Subsidiary after the date of this Agreement;

(x) each Contract obligating Parent or any Parent Subsidiaries to provide indemnification (other than arising out of ordinary course commercial agreements or pursuant to any Contract covered by Section 3.14(a)(v));

(xi) any Contract relating to any loan or other extension of credit made by Parent or any Parent Subsidiaries, other than (A) Contracts solely among Parent and its wholly owned Subsidiaries and (B) accounts receivable in the ordinary course of business of Parent and Parent Subsidiaries (including, in the case of this clause (B), any payment terms for commercial Contracts);

(xii) each Contract providing for the development or construction of, or additions or expansions to, any real property, under which Parent or any Parent Subsidiary has, or expects to incur, an obligation in excess of $150,000 in the aggregate;

(xiii) any Contract, including any joint venture, product development, research and development or limited partnership agreement, involving a sharing of profits, losses, costs or liabilities by Parent or any Parent Subsidiary with any other Person;

(xiv) any Contract that would reasonably be expected to involve any individual future payment by Parent or any Parent Subsidiary, in excess of $150,000 in any calendar year, in connection with the acquisition of goods, services or supplies;

(xv) any Contract to which Parent or any Parent Subsidiary is a party that is with a Governmental Entity.

Each Contract described in this Section 3.14(a) is referred to herein as a “Parent Material Contract.”

(b) (i) each Parent Material Contract is a valid, binding and legally enforceable obligation of Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, of the other parties thereto, except, in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Parent Material Contract is in full force and effect, and (iii) none of Parent or any of Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Parent Material Contract and, to the Knowledge of Parent, no other party to any such Parent Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Parent Material Contract which expires by its terms (as in effect as of the date of this Agreement) or which is terminated in accordance with the terms thereof and this Agreement by Parent in the ordinary course of business. Neither Parent nor any Parent Subsidiary has received any written notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Parent Material Contract.

Section 3.15 Real Property; Personal Property.

(a) Neither Parent nor any Parent Subsidiary owns or has ever owned any real property.

(b) Section 3.15(b) of the Parent Disclosure Letter sets forth a true, correct and complete list of all existing leases, subleases and other agreements (the “Parent Real Property Leases”) under which Parent or any Parent Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (“Parent Leased Real Property”). Parent has made available to Parent true, correct and complete copies of all Parent Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Parent Real Property Lease is valid, binding and in full force and effect and enforceable against Parent or Parent Subsidiary, as applicable, and, to the Knowledge of Parent, each other party thereto in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws nor or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). Each Parent Real Property Lease has sufficient remaining term thereunder (taking into account any available unexercised renewal or extension options for additional term) to allow Parent and the Parent Subsidiaries to continue operations without interruption in the normal course of business. None of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Parent Real Property Lease in any material respect.

(c) None of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Parent Real Property Lease in any material respect. To the Knowledge of Parent, no landlord under any Parent Real Property Lease is (with or without notice or lapse of time, or both) in breach or default thereunder. Neither of Parent nor any of the Parent Subsidiaries has received any notice of default under any Parent Real Property Lease which has not been fully cured and corrected. Parent or a Parent Subsidiary has a good and valid leasehold interest in the Parent Leased Real Property free and clear of all Liens, except for (A) those reflected or reserved against in the balance sheet of Parent as of August 31, 2020 and (B) Parent Permitted Liens. Neither Parent nor a Parent Subsidiary has leased, subleased, assigned, licensed or permitted the use or occupancy of all or any part of Parent Leased Real Property by any other party.

(d) There are no condemnation proceedings pending, or to the Knowledge of Parent, threatened affecting any portion of the Parent Leased Real Property. To the Knowledge of Parent, there are (i) no material defaults under any easements, covenants, restrictions or similar matters affecting any portion of the Parent Leased Real Property, (ii) no lawsuits or administrative actions or proceedings alleging violations of any Laws by any Parent Leased Real Property, and (iii) no actual or threatened special assessments or reassessments of the Parent Leased Real Property, and, in each case, none of Parent or any Parent Subsidiary has received any written notice thereof. Neither Parent nor any Parent Subsidiary has granted to any Person any option or right of first refusal to purchase or acquire or lease any portion of the Parent Leased Real Property.

(e) Parent or one of the Parent Subsidiaries has, in all material respects, legal title to, or a valid and enforceable right to use, all equipment and other tangible personal property that is material to the operation of the business of Parent or applicable Parent Subsidiary in the ordinary course of business, in each case, free and clear of any and all Liens except Parent Permitted Liens or Liens that will be released at or before the Effective Time. Such equipment and other tangible personal property is all of the equipment and other tangible personal property that is necessary and sufficient for the operation of the business of Parent or applicable Parent Subsidiary in the ordinary course of business as presently conducted or as presently expected to be conducted. All of such equipment and other tangible personal property has been maintained in accordance with normal industry practice, is in good operating condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used.

Section 3.16 Intellectual Property; Data Security and Privacy.

(a) Section 3.16(a) of the Parent Disclosure Letter sets forth a true and complete list (in all material respects) of all registrations and applications for Intellectual Property Rights that are owned by Parent or any Parent Subsidiary (“Parent Registered IP”), including the applicable (i) jurisdiction of application/registration, (ii) application or registration number, (iii) date of filing or issuance, and (iv) owner. Parent or one of its Subsidiaries is the sole and exclusive owner of all of Parent Registered IP. All required filings and fees related to Parent Registered IP have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Parent Registered IP is otherwise valid, subsisting and in good standing.

(b) Section 3.16(b) of the Parent Disclosure Letter sets forth a true and complete list of all Parent IP that is not Parent Registered IP. Parent or a Parent Subsidiary exclusively owns or has the right to use all Parent IP, free and clear of all Liens (other than Parent Permitted Liens). All Parent IP is subsisting and, to the Knowledge of Parent, enforceable and valid, and has not expired or been canceled or abandoned. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Parent’s or its Subsidiaries’ rights to own, use or hold for use any Intellectual Property Rights as owned, used or held for use in the conduct of Parent’s or its Subsidiaries’ operations. Parent and its Subsidiaries are not bound by, and no Parent IP is subject to, any Contract containing any covenant or other provision that limits or restricts, in any material respect, the ability of Parent or its Subsidiaries to use, exploit, assert, or enforce any of the Parent IP. Parent and its Subsidiaries will continue to own or have after the Effective Time, valid rights or licenses as are sufficient to use all of the Parent IP to the same extent as prior to the Effective Time. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of Parent’s rights, or any Parent Subsidiary’s rights, in any Parent IP and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which Parent or any Parent Subsidiary is a party and pursuant to which Parent or any Parent Subsidiary is authorized or licensed to use any third party Intellectual Property Right.

(c) Neither the Parent IP, nor any products or services of Parent or its Subsidiaries, nor the operation of the business of Parent and its Subsidiaries infringes, misappropriates or otherwise violates, or has formerly infringed, misappropriated, or otherwise violated, any Intellectual Property Rights owned by another Person. There are, and have been formerly, no threats, claims, suits, actions or other proceedings (including any oppositions, interferences, reviews, or re-examinations) settled or pending or, to the Knowledge of Parent, threatened in writing that allege any such infringement, misappropriation or violation or challenging the validity, enforceability, registrability, or ownership of any Parent IP. None of the Parent IP is subject to any outstanding Order or stipulation restricting or limiting in any material respect the ownership, use or licensing thereof by Parent or any Parent Subsidiary as currently or contemplated to be used or licensed, as applicable.

(d) To the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating any Parent IP, and no such claims are pending or threatened in writing against any Person by Parent or any Parent Subsidiary.

(e) Parent and its Subsidiaries have taken commercially reasonable steps to maintain and protect, and to provide for the continuity, integrity, and security of, trade secrets and other confidential information of or held by Parent or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements. Parent and its Subsidiaries have entered into written agreements with every current and former employee of the Parent and its Subsidiaries, and with every current and former independent contractor, who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property Rights during the course of employment or engagement with the Parent or a Parent Subsidiary, whereby such employee or independent contractor (1) acknowledges the Parent’s or Subsidiary’s exclusive ownership of all Intellectual Property Rights invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Parent or Subsidiary; (2) grants to the Parent or Subsidiary a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Rights, to the extent such Intellectual Property Rights do not constitute a “work made for hire” under applicable Law; and (3) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property Rights, to the extent permitted by applicable Law.

(f) The Business Systems of Parent and its Subsidiaries (collectively, the “Parent Business Systems”) are reasonably sufficient for the immediate and anticipated needs of the business and operations of Parent and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Parent Business Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the business and operations of Parent and its Subsidiaries as currently conducted and as currently contemplated to be conducted. Parent and its Subsidiaries maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(g) Parent’s and its Subsidiaries’ data, privacy and security practices comply, and at all times have complied, in all material respects, with applicable Data Protection and Security Requirements. Parent and each Parent Subsidiary has provided all notices and obtained all consents required by Data Protection and Security Requirements and satisfied all other requirements under Data Protection and Security Requirements for the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, disclosure or other activity regarding data (whether electronically or in any other form or medium) (collectively, “Processing”) of Personal Data and that are necessary for the conduct of business as currently conducted, as proposed to be conducted, and in connection with the consummation of the transaction contemplated hereunder. The transactions to be consummated hereunder as of the Closing Date will comply with all Data Protection and Security Requirements applicable to Parent and its Subsidiaries.

(h) Parent and each Parent Subsidiary has implemented and at all times has maintained reasonable and appropriate organizational, physical, administrative and technical measures consistent with the state of the art for the industry in which Parent and each Parent Subsidiary operates to protect the operation, confidentiality, integrity and security of all of Parent’s and each Parent Subsidiary’s confidential and other data and information, in any format, generated or used in the conduct of the business of Parent or any Parent Subsidiary (“Parent Business Data”) and Parent Business Systems, against unauthorized access, acquisition, interruption, alteration, modification or use (collectively, “Misuse”). Without limiting the generality of the foregoing, Parent and each Subsidiary has implemented a comprehensive written information security program that complies with 45 C.F.R. Part 164, Subpart C and (i) identifies internal and external risks to the security of Parent Business Data or Parent Business Systems and (ii) implements, monitors and improves adequate and effective safeguards to control those risks. Neither Parent nor any Parent Subsidiary has (nor has any Person acting on Parent’s or any Parent Subsidiary’s behalf) experienced any actual or alleged Security Incident, including, without limitation, any “breach” (as defined in 45 C.F.R. Part 164, Subpart D) of unsecured Protected Health Information or Personal Data that is subject to the GDPR (“EU Personal Data”). Neither Parent nor any Parent Subsidiary has (nor has any Person acting on Parent’s or any Parent Subsidiary’s behalf) notified, and neither Parent nor any Parent Subsidiary has experienced any event resulting in any requirement that Parent or any Parent Subsidiary notify, any Person or Data Protection Authority of any Security Incident, including any loss or unauthorized access, use or disclosure, of EU Personal Data or of Protected Health Information that would constitute a breach for which notification to individuals, the media, or the U.S. Department of Health and Human Services (“HHS”) is required under 45 C.F.R. Part 164, Subpart D. In addition, neither Parent nor any Parent Subsidiary has any material data security, information security or other technological vulnerabilities that could adversely impact the operation of relevant Parent Business Systems or cause a Security Incident. Parent Business Systems have not materially malfunctioned or failed within the prior six (6) years, and are free from material bugs and other defects and do not contain any “virus,” “worm,” “spyware” or other malicious software.

(i) Parent and each Parent Subsidiary has obligated all third party service providers, outsourcers, and processors of confidential information on their behalf and all third parties managing Parent Business Systems on their behalf to appropriate contractual terms relating to the Processing of Parent Business Data (as applicable and as required by Data Protection and Security Requirements) and information security and have taken reasonable measures to ensure that such third parties have complied with their contractual obligations. Without limiting the generality of the foregoing, Parent and each Parent Subsidiary has entered into business associate agreements with vendors and customers in all situations where required by 45 C.F.R. §§ 164.502(e) and 164.504(e) or Article 28 of the GDPR. Parent and each Parent Subsidiary has taken reasonable measures to ensure that all third parties acting on its behalf have complied with their contractual obligations.

(j) Neither Parent nor any Parent Subsidiary has received any notice of any claims, investigations (including investigations by any Governmental Entity, including the HHS Office for Civil Rights and any other Data Protection Authority), for alleged violations of Data Protection and Security Requirements with respect to Personal Data subject to Processing by, or under the control of, Parent or any Parent Subsidiary, and, to the Knowledge of Parent, there are no facts or circumstances that are likely to form the basis for any such claims, investigations or allegations.

Section 3.17 Certain Payments and Practices.

(a) None of Parent, any Parent Subsidiary or any of their respective directors, officers or employees, or, to the Knowledge of Parent, any agent or other third party representative, has, in the course of his actions for, or on behalf of, any of them (i) made any unlawful payment, contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, or (iii) violated any provision of any of the U.S. Foreign Corrupt Practices Act of 1977 or any similar applicable Law of any other jurisdiction (collectively, the “Anti-Corruption Laws”). Neither Parent nor any Parent Subsidiary has received any communication that alleges that Parent or any Parent Subsidiary, or any of their respective Representatives, is or may be in violation of, or has or may have any liability under, any Anti-Corruption Law. Parent and its Subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and the matters referred to in this Section 3.17.

(b) None of Parent, any Parent Subsidiary or any of their respective directors, officers or employees, or to the Knowledge of Parent, any agent or other third party representative acting on behalf of Parent or any Parent Subsidiary are, or have been within the past two (2) years, targets of U.S. economic sanctions or trade controls, including but not limited to being identified on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (the “SDN List”). Without limitation to the foregoing, neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers, or employees, nor to the Knowledge of Parent, any agent or other third party representative acting on behalf of Parent or any Parent Subsidiary are, or have been within the past two (2) years, conducting any business with any Person, directly or indirectly, identified on the SDN List.

(c) Parent and each Parent Subsidiary has been and is in material compliance with all applicable export control and sanctions requirements, including compliance with the Office of Foreign Assets Control of the Treasury Department, the Department of Commerce, and the Department of State for the export or re-export of any item, service, industry, product, article, commodity or technical data.

Section 3.18 Product Warranty and Liability.

(a) Parent has delivered to the Company true, accurate and complete forms of Parent’s and each Parent Subsidiary’s customer agreements which contain customary customer warranties with respect to Parent’s products and services and the products and services of the Parent Subsidiaries (collectively, “Parent Products and Services”). To the Knowledge of Parent, all such Parent Products and Services have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the Knowledge of Parent, there are no situations, events, facts or circumstances that would reasonably be expected to give rise to any material liability for replacement or repair thereof or other damages in connection therewith.

(b) Section 3.18(b) of the Parent Disclosure Letter sets forth all written material warranties (which remain in effect) with regard to its Parent Products and Services. To the Knowledge of Parent, there are no inherent design defects or systemic or chronic problems in any Parent Products and Services.

(c) None of Parent or any Parent Subsidiaries has any material liability arising out of any injury to individuals or property resulting from the ownership, possession, or use of any Parent Products and Services.

Section 3.19 Suppliers and Customers. Section 3.19 of the Parent Disclosure Letter sets forth a complete and accurate list of (a) the top twenty (20) trade vendors/suppliers of the Parent and its Subsidiaries, taken as a whole, based on payments made to the applicable trade vendor/supplier by the Parent and its Subsidiaries, taken as a whole, for each of (i) the year ended December 31, 2019 and (ii) the six-months ended June 30, 2020 (the “Parent Material Suppliers”), and (b) the top twenty (20) customers of the Parent and its Subsidiaries, taken as a whole, based on revenue provided by the applicable customer to the Parent and its Subsidiaries, taken as a whole, for each of (i) the year ended December 31, 2019 and (ii) the six-months ended June 30, 2020 (the “Parent Material Customers”). The relationships of Parent and the Parent Subsidiaries with each Parent Material Supplier and Parent Material Customer are good commercial working relationships, and, since January 1, 2020, no Parent Material Supplier or Parent Material Customer has canceled or otherwise terminated, or to the Knowledge of Parent threatened to cancel or otherwise terminate, its relationship with Parent or a Parent Subsidiary. Since January 1, 2020, none of Parent or Parent Subsidiaries has received any written notice that any Parent Material Supplier or Parent Material Customer may cancel its relationship with Parent or Parent Subsidiaries or limit its services, supplies or materials to Parent or Parent Subsidiaries.

Section 3.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.21 Merger Sub. Parent is the sole stockholder of Merger Sub, and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated under this Agreement. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations under this Agreement and matters ancillary hereto.

Section 3.22 Ownership of Company Capital Stock. None of Parent or Merger Sub or any of their respective Affiliates has been, at any time during the three (3) years prior to the date of this Agreement, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Subsidiaries owns any shares of Company Capital Stock or has any rights to acquire any shares of Company Capital Stock (except pursuant to this Agreement).

Section 3.23 Insurance. Prior to the date hereof, Parent has made available to the Company a true, correct and complete list of all material insurance policies and fidelity bonds for which Parent or any Parent Subsidiary is a policyholder or which covers the business, operations, employees, officers, directors or assets of Parent or any Parent Subsidiary (the “Parent Insurance Policies”). Parent and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Parent reasonably believes, based on past experience, is adequate for the businesses and operations of Parent and its Subsidiaries (taking into account the cost and availability of such insurance). All Parent Insurance Policies (i) are in full force and effect, (ii) are sufficient for compliance by Parent and its Subsidiaries with all Parent Material Contracts and Parent Real Property Leases, and (iii) provide insurance in such amounts and against such risks as Parent reasonably has determined to be prudent, taking into account the industries in which Parent and its subsidiaries operate, and as is sufficient to comply with applicable Law. None of Parent Insurance Policies will terminate or lapse by its terms by reason of the consummation of the transactions contemplated by this Agreement. There is no claim by Parent or any Parent Subsidiary pending under any of Parent Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 3.24 Related Party Transactions.

(a) Except as set forth in Section 3.24(a) of the Parent Disclosure Letter, there have not been, nor are there currently, any transactions, Contracts, arrangements, understandings, undertakings, obligations, liabilities or claims between the Parent or any Parent Subsidiary, on the one hand, and any Person (i) that is Affiliate of the Parent or any Parent Subsidiary, (ii) that is a stockholder, member, partner, manager, director, officer or employee of the Parent or any Parent Subsidiary, (iii) that is a Family Member of any stockholder, member, partner, manager, director, officer or employee of the Parent or any Parent Subsidiary, or (iv) with respect to which any of the Persons described in clauses (i), (ii) or (iii) of this Section 3.24(a) owns more than ten percent (10%) of the voting equity of such Person (each, a “Parent Related Party”), on the other hand (each, a “Parent Related Party Transaction”). Any such Parent Related Party Transactions were entered into in the ordinary course of business and on commercially reasonable terms and conditions. Any accounts due and payable by the Parent or any Parent Subsidiary to any Parent Related Party are recorded on the Parent’s and its Subsidiaries books and records, as the case may be, at their fair market value.

(b) No Parent Related Party has or has had, directly or indirectly, (i) an economic interest in any Person that purchases from or sells or furnishes to, the Parent or any Parent Subsidiary, any goods or services, (ii) a beneficial interest in any Contract to which the Parent or any Parent Subsidiary is a party or by which they or their properties or assets are bound or directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by the Parent or any Parent Subsidiary, (iii) an ownership interest in any assets or rights of, or used by, the Parent or any Parent Subsidiary; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.24(b) or (iv) is indebted to or, at any time since January 1, 2017, has borrowed money from or lent money to the Parent or any Parent Subsidiary.

Section 3.25 Exclusivity of Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV (which to the extent provided for in this Agreement are subject to the Company Disclosure Letter) or in any certificate delivered by the Company to Parent or Merger Sub:

(a) Neither the Company nor any of the Company Subsidiaries (or any other Person on their behalf) makes, or has made, any representation or warranty (whether express or implied, whether as to accuracy, completeness, fitness or otherwise) relating to the Company, the Company Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, the Merger, or any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided, furnished or made available (including in any management presentations, information or descriptive memorandum, any “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person, and none of Parent or Merger Sub have relied on any such representation, warranty or information except only for the representations and warranties expressly set forth in Article IV (which to the extent provided for in this Agreement are subject to the Company Disclosure Letter).

(b) No Person has been authorized by the Company, any Company Subsidiary or any other Person on behalf of the Company or any Company Subsidiary to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such Person.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”) (it being understood that the Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section herein to the extent that it is reasonably apparent from the text of such disclosures that such disclosure also qualifies or applies to such other section or subsection, provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein), the Company hereby represents and warrants, as of the date hereof, to Parent and Merger Sub as follows; provided the Company Disclosure Letter will be updated at the Effective Time with a bringdown certificate (the “Company Bringdown Certificate”):

Section 4.01 Organization, Standing and Power. The Company is a duly organized, validly existing corporation and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Company Subsidiaries is a duly organized, validly existing corporation or other legal entity and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and conduct its businesses as and where presently conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction (in the case of good standing, to the extent such jurisdiction recognizes such concept) where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has heretofore made available to Parent true, correct and complete copies of the Company’s and each Company Subsidiary’s Certificate of Incorporation and Bylaws or similar organizational documents (and all amendments thereto) as currently in full force and effect. Neither the Company nor any Company Subsidiary is in violation, and between the date hereof and the Closing Date, will not be in violation of any of the provisions of its Certificate of Incorporation or Bylaws or similar organizational documents (and all amendments thereto).

Section 4.02 Company Subsidiaries.

(a) Section 4.02(a) of the Company Disclosure Letter sets forth the name and jurisdiction of organization of each Company Subsidiary.

(b) Except as set forth in Section 4.02(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and non-assessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Company Permitted Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Law. There are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock or any securities of such Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, (ii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from such Company Subsidiary, or any other obligation of such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, such Company Subsidiary, or (iii) any rights issued by, or other obligations of, such Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, the value of such Company Subsidiary or any part of such Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, such Company Subsidiary.

(c) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities of a publicly traded company held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 275,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock, of which 3,000,000 shares are designated as Class A preferred stock (the “Class A Preferred Stock”) and 17,000,000 shares are designated as Class B preferred stock (the “Class B Preferred Stock”). At the close of business on October 15, 2020: (i) 116,347,812 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) an aggregate of 16,684,158 shares of Company Common Stock were reserved for issuance pursuant to awards and rights under the Company Stock Plans, of which 11,669,266 shares of Company Common Stock were underlying outstanding and unexercised options to purchase shares of Company Common Stock (collectively, “Company Stock Options”); and (iv) 14,784,201 shares of Company Preferred Stock were issued and outstanding, of which 1,000,000 shares of Class A Preferred Stock were issued and outstanding and 13,784,201 shares of Class B Preferred Stock were issued and outstanding. At the close of business on October 15, 2020: (i) 4,410,998 shares of Company Common Stock are reserved for issuance upon the exercise of warrants to purchase shares of Company Capital Stock (collectively, the “Company Warrants”); (ii) 65,302,185 shares of Company Common Stock are reserved for issuance upon the conversion of the Company Convertible Notes, of which 30,639,857 shares of Company Common Stock were issuable upon conversion of the principal balance of the Company Convertible Notes assuming a conversion date of October 15, 2020; and (iii) 400,000 shares of Company Common Stock are reserved for issuance upon the conversion of the Company Convertible Debenture. No shares of Company Capital Stock or any equity interests of any Company Subsidiary are held in the treasury of the Company or any Company Subsidiary. Except as set forth in this Section 4.03(a), at the close of business on October 15, 2020, no shares of Company Capital Stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance, or outstanding. Section 4.03(a) of the Company Disclosure Letter sets forth the following information, as applicable, with respect to each Company Stock Option, Company Warrant, Company Convertible Note and Company Convertible Debenture outstanding as of the date hereof: (i) the name of the holder thereof; (ii) the number of shares of Company Common Stock subject to such Company Stock Option, Company Warrant, Company Convertible Note or Company Convertible Debenture; (iii) the exercise price of such Company Stock Option or Company Warrant or the principal amount due and owing under such Company Convertible Note or Company Convertible Debenture; (iv) the date on which such Company Stock Option, Company Warrant, Company Convertible Note or Company Convertible Debenture was granted or issued; (v) the applicable vesting schedule; (vi) the date on which such Company Stock Option or Company Warrant expires or such Company Convertible Note or Company Convertible Debenture matures; (vii) whether or not the Company Stock Option is intended to constitute an incentive stock option under Code Section 422(b); and (viii) whether the exercisability of such Company Stock Option or Company Warrant or the convertibility of such Company Convertible Note or Company Convertible Debenture will be accelerated in any way by the transactions contemplated hereby, and indicates the extent of any such acceleration. Except as set forth in Section 4.03(a) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or other Company Stock Award or Company Warrant as a result of the Merger. The Company has made available to Parent accurate and complete copies of the Company Stock Plans, all agreements evidencing Company Stock Options, the Company Warrants and the Company Convertible Notes. The Company Stock Plans are the only plans under which the Company has issued, granted or awarded stock options, restricted stock, restricted stock units, performance shares or other compensatory equity or equity-based awards that are outstanding as of the date of this Agreement. There have been no issuances of Company Capital Stock or any other securities of the Company since the close of business on October 15, 2020 through the date of this Agreement. As of immediately prior to the Effective Time, no Company Preferred Stock will be outstanding.

(b) All of the outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or Company Warrants or the exercise of Company Convertible Notes or Company Convertible Debenture will be, duly authorized, validly issued, fully paid and non-assessable and not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation, the Company’s Bylaws or any Contract to which the Company is a party or otherwise bound. All outstanding shares of Company Capital Stock, all outstanding Company Stock Options and Company Stock Awards, all outstanding Company Warrants, all outstanding Company Convertible Notes, the Company Convertible Debenture and all outstanding equity securities of the Company Subsidiaries have been issued and granted in compliance in all material respects with all applicable requirements set forth in applicable Contracts, Laws and Orders. All grants of equity awards or other rights with respect to shares of Company Capital Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with the terms of the applicable Company Stock Plan and award agreements thereunder and any policy of the Company or the Board of Directors of the Company (the “Company Board”) (including any committee thereof) relating to the grant of such awards or rights. Except as set forth above in this Section 4.03 or for changes resulting from the exercise of Company Stock Options or Company Warrants or the conversion of Company Convertible Notes or Company Convertible Debenture outstanding on such date, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold (whether pursuant to any escrow agreement or earn-out or deferred payment obligation), (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (iii) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Company Capital Stock or other equity securities of the Company in connection with (x) the withholding of Taxes in connection with the exercise, vesting or settlement of Company Stock Awards or Company Warrants or conversion of Company Convertible Notes or Company Convertible Debenture, and (y) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or, except for the Company Convertible Notes and Company Convertible Debenture, convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote. Except as contemplated by this Agreement or the Voting Agreements, there is no agreement with respect to the voting or issuance of, or restricting the transfer of, or providing registration rights with respect to, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries is a party to any Contract pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c) There is no outstanding Indebtedness of the Company or the Company Subsidiaries, other than Indebtedness incurred under the Company Factoring Agreement, the Convertible Promissory Notes or the Company Convertible Debenture.

Section 4.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of all shares of Company Capital Stock, on an as converted to Company Common Stock basis, entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”). The Company Board has adopted resolutions, by unanimous vote of the board of directors present at a meeting duly called at which a quorum of the board of directors of the Company was present, (i) determining that the terms of this Agreement, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement and the Voting Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, and (iii) recommending that the Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, including the Merger, at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). Such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other corporate or other organizational proceedings on the part of the Company or any Company Subsidiary are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not (i) violate or conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under any provision of the governing or organizational documents of the Company or any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) except as set forth in Section 4.05(a) of the Company Disclosure Letter, violate or conflict with, or result in any breach or violation of or default (in each case, with or without notice or lapse of time, or both) under, require any consent, notice, waiver, payment of a penalty or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, or give rise to any loss of a material benefit under, any of the terms, conditions or provisions of any Company Material Contract, Company Real Property Lease or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (iii) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Company Permitted Liens or Liens created by Parent or Merger Sub), (iv) subject to the filings and other matters referred to in Section 4.05(b), violate or conflict with, or result in any breach or violation of or default (in each case, with or without notice or lapse of time, or both) under any Law, Order or Permit, in each case, applicable to the Company or any Company Subsidiary or by which any of their respective assets are bound, (v) other than as set forth in Section 4.03(a) of the Company Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to capital stock or other equity interest of the Company or any Company Subsidiary or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of any capital stock or other equity interest of the Company or any Company Subsidiary or (vi) give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or other equity interest of the Company or any Company Subsidiary.

(b) No Permit, consent, approval, clearance, waiver or order of or from, or registration, declaration, notice or filing made to or with, or any action by, any Governmental Entity is required to be obtained, taken or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) in compliance with applicable requirements of the Exchange Act, Securities Act and Blue Sky Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iii) compliance with the rules and regulations of the OTCQB and (iv) such Permits, consents, approvals, clearances, waivers, orders, registrations, declarations, notices, filings or actions that, individually or in the aggregate, (x) have not had and would not reasonably be expected to have a Company Material Adverse Effect or (y) prevent or materially delay consummation of the transactions contemplated hereby.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to adopt, approve and authorize this Agreement and consummate the Merger and the other transactions contemplated hereby.

Section 4.06 SEC Documents; Undisclosed Liabilities.

(a) The Company has furnished or filed with the SEC all reports, certifications, schedules, forms, statements and other documents (including amendments, exhibits and other information incorporated therein) required to be furnished or filed by the Company since January 1, 2016 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K including any amendments or supplements thereto, but excluding the Proxy Statement/Prospectus, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and (ii) did not at the time it was filed (or became effective in the case of registration statements) or if amended, modified or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited and unaudited consolidated financial statements (including the related notes and schedules thereto) of the Company included (or incorporated by reference) in the Company SEC Documents complied at the time it was filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except as may be indicated in the notes thereto, or, in the case of unaudited financial statements, as permitted by Form 10-Q or 8-K, and except that the unaudited financial statements may not contain footnotes, in the case of interim financial statements, are subject to normal year-end adjustments that are not expected to be material) applied on a consistent basis during the periods involved, was prepared using the books, records and accounts of the Company and the Company Subsidiaries and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of their respective dates, and the consolidated income, results of their operations, changes in financial position and cash flows and, except in the case of the Company’s quarterly report filings with the SEC on Form 10-Q, stockholders’ equity, for the periods shown (subject, in the case of the unaudited financial statements, as permitted by Form 10-Q to the absence of footnote disclosure and to normal year end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2020 (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter period ended June 30, 2020 (the “Company Form 10-Q”), (ii) as set forth on Section 4.06(c) of the Company Disclosure Letter listing vendors and estimated fees in connection with the Merger, (iii) for contractual liabilities and contractual obligations incurred in connection with this Agreement, (iv) for liabilities and obligations that have been incurred in the ordinary course of business since June 30, 2020, (v) for liabilities and obligations that have been incurred outside the ordinary course of business since June 30, 2020 that in the aggregate do not exceed $150,000, and (vi) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). There are no (A) unconsolidated Subsidiaries of the Company, or (B) off-balance sheet arrangements to which the Company or any of the Company Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Items 601(a)(31) of Regulation S-K promulgated by the SEC, and the statements contained in any such certifications are true, correct and complete.

(e) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that the Company believes to be sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) Since January 1, 2017, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been aware of, and the Company has disclosed based on its most recent evaluation of internal controls prior to the date hereof to its auditors and audit committee, (i) any “significant deficiencies” or “material weaknesses” (both terms as defined by the Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3) in the design or operation of internal controls over financial reporting utilized by the Company that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2017, neither the Company nor any Company Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls.

(g) The “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(h) None of the Company Subsidiaries are, or have at any time since January 1, 2017, been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(i) Since January 1, 2017, the Company has complied in all material respects with the applicable rules and regulations of the OTCQB.

(j) Neither the Company nor any of the Company Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Knowledge of the Company, there is not, any investigation, inquiry or review being conducted by the SEC or any other Governmental Entity in connection with any Company SEC Documents (including the financial statements included therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(k) On or about April 27, 2020, the PPP Borrower applied for and received the PPP Loan. The PPP Borrower met all applicable conditions and was eligible to participate in, has complied in all material respects with, and is not in violation of, the Paycheck Protection Program as set forth in the CARES Act. The PPP Borrower has made true, correct and complete certifications with respect to, the PPP Loan and all loan documents ancillary thereto and has complied in all material respects with all Laws relating to the PPP Loan. All statements of fact, certifications and representations and warranties made by the PPP Borrower in its PPP Loan Application were true, correct and complete as of the date of such PPP Loan Application and as of the date on which the PPP Borrower received its PPP Loan. The PPP Borrower has spent the proceeds of the PPP Loan only on eligible expenses (as described in the applicable SBA regulations) and is eligible to apply for, and will satisfy the requirements for, forgiveness of the PPP Loan in full. The PPP Borrower is not, and will not, be subject to any reductions to loan forgiveness based on a reduction in the number of employees or a reduction relating to salary and wages as provided in the CARES Act. The Company has provided Parent with true and complete copy of the promissory note evidencing the PPP Loan. Other than the PPP Loan, neither the Company nor any Company Subsidiary has applied for or obtained any Indebtedness pursuant to the CARES Act, or has any liability or obligation under, or in connection with, any such Indebtedness.

Section 4.07 Absence of Certain Changes or Events. Except as set forth on Section 4.07 of the Company Disclosure Letter, since January 1, 2020, there has not occurred any fact, circumstance, occurrence, effect, event or development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2020, each of the Company and the Company Subsidiaries has conducted and operated their respective businesses in the ordinary course of business, except for the execution and delivery of this Agreement, and has not taken any action that would be prohibited by paragraphs (a) through (d), (j), (k), (q), (r), (t) or (u) (solely with respect to such paragraphs) of Section 5.01 if it were taken after the date of this Agreement.

Section 4.08 Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed or has caused to be timely filed all income, franchise and other material Tax Returns required to be filed by or with respect to it and/or any Company Subsidiaries (taking into account any valid extension of time within which to file), and all such Tax Returns are accurate and complete and in compliance with applicable Tax Law. Each of the Company and each Company Subsidiary has fully and timely paid or caused to be fully and timely paid all material Taxes required to be paid by it (including any Taxes due and payable to the extent required by Company Real Property Leases), other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) Except as set forth on Section 4.08(b) of the Company Disclosure Letter, no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and adequately reserved under GAAP.

(c) Each of the Company and each Company Subsidiary has complied in all material respects with applicable Tax Law with respect to the withholding of Taxes.

(d) There is not pending or, to the Knowledge of the Company, threatened in writing any audit, examination, claim, or notice of deficiency in respect of any Taxes of the Company or any Company Subsidiary.

(e) There are no Liens for Taxes on any of the assets, rights or properties of the Company or any Company Subsidiary other than Company Permitted Liens.

(f) None of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) No written claim has been received by the Company or any Company Subsidiary from a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary, as applicable, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting or improper method of accounting with respect to a taxable period (or portion thereof) on or prior to the Closing Date; (B) “closing agreement” as described in Section 1721 of the Code (or similar provision of state, local or foreign Law), entered into on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law); (D) installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (F) election under Section 108(i) of the Code.

(i) None of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise.

(j) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(k) None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company is or was the common parent).

(l) During any tax period for which the statute of limitations has not expired, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(m) None of the Company or any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of local, state or foreign Law).

(n) The Company and each Company Subsidiary has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii), for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(o) Neither the Company nor any Company Subsidiary has (i) filed, or has pending, any ruling requests with any taxing authority relating to Taxes, including any request to change any accounting method which is still in effect, or (ii) granted to any Person any power of attorney that is in force with respect to any income Tax matter.

(p) To the Knowledge of the Company, as of the date of this Agreement, the net operating losses or other Tax attributes with respect to the Company or any Company Subsidiary are not currently subject to any limitation under Sections 382, 383 or 384 of the Code.

(q) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 4.09 (to the extent expressly related to Taxes) and this Section 4.08 constitute the sole representations and warranties in this Agreement with respect to Tax matters.

Section 4.09 Employee Benefits.

(a) Section 4.09(a) of the Company Disclosure Letter sets forth a complete list of all material Company Benefit Plans. Copies of the following documents have been made available to Parent with respect to each material Company Benefit Plan, in each case to the extent applicable: (i) the plan document and all amendments thereto (or in the case of an unwritten Company Benefit Plan, a written summary thereof); (ii) the current determination letter or opinion letter from the IRS; (iii) the current summary plan description and any summary of material modifications; (iv) the three (3) most recent annual reports on Form 5500 (and all schedules and exhibits attached thereto) filed with the IRS and U.S. Department of Labor; (v) the three (3) most recently prepared actuarial reports and financial statements; and (vi) for each material non-U.S. Company Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (i) through (v) of this Section 4.09(a).

(b) (i) each Company Benefit Plan has been established, operated, invested, funded and administered in accordance, in all material respects, with its terms, any applicable labor, collective bargaining or other agreement with any Union and any applicable Law (including ERISA and the Code) and (ii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject any Company Benefit Plan or the Company or any Company Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and has received or may otherwise reasonably rely upon a favorable determination or opinion letter from the IRS as to its tax-qualification under the Code, and each trust maintained thereunder is exempt from federal income taxation under the provisions of Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan or its related trust.

(d) Other than routine claims for benefits, there are no suits, claims, proceedings, actions or governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan.

(e) Neither the Company nor any ERISA Affiliate currently has, or within the six-year period immediately prior to the date of this Agreement, maintained, participated in, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a Pension Plan, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that would reasonably be expected to present a material risk to the Company or any Company Subsidiary of incurring any such liability.

(f) No Company Benefit Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage (i) as required by Section 4980B of the Code or similar state or local Law or (ii) health care coverage through the end of the calendar month in which a termination of employment occurs).

(g) Neither the execution by the Company of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in combination with a subsequent termination of employment) result in the payment of any amount, that would, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) Except as provided for in this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby will (either alone or together with the occurrence of any additional or subsequent events) (i) entitle any current or former employee, director, or individual independent contractor of the Company or any Company Subsidiary to any payment of compensation or benefits from the Company or any Company Subsidiary; (ii) increase the amount of compensation or benefits due to any such individual; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(i) All Company Stock Awards were (i) in the case of Company Stock Options, granted with an exercise price per share no lower than the “fair market value” (as defined in the Company Stock Plan) of one share of Company Common Stock on the date of grant, (ii) granted, reported and disclosed in accordance with applicable Laws and stock exchange requirements, and (iii) validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws. Without limiting the generality of the preceding sentence, the Company has not engaged in any back dating, forward dating or similar activities with respect to the Company Stock Awards and has not been the subject of any investigation by the SEC, whether current, pending or closed (in the case of any such pending investigation, to the Knowledge of the Company), with respect to any such activities.

(j) Each Company Benefit Plan that is maintained outside of the U.S. primarily for the benefit of any current or former employees, directors, or individual independent contractors of the Company or any Company Subsidiary who are or were regularly employed or providing services outside of the U.S. (i) has been maintained in all material respects in accordance with its terms and applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(k) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.09 constitute the sole representations and warranties in this Agreement with respect to employee benefits matters of any kind.

Section 4.10 Employment and Labor Matters.

(a) Section 4.10(a) of the Company Disclosure Letter contains a list, as of September 30, 2020, of all individuals employed by the Company or any Company Subsidiary (including those on a leave of absence or on layoff status) (collectively, “Company Employees”), in alphabetical order (last name first) and sets forth for each such Company Employee the following: (i) name; (ii) title or position (including whether full or part time); (iii) department; (iv) bargaining unit to which they belong, if any; (v) whether regular, temporary or leased; (vi) hire date; (vii) current wages/compensation (e.g., salary, hourly) rate (or if the Company Employee does not have a current employment relationship with the Company or a Company Subsidiary, the Company Employee’s most recent rate); (viii) any and all other compensation and contingent arrangements (including commission, bonus, severance, or other incentive-based compensation); (ix) exempt or non-exempt status, (x) accrued but unused paid time off (including vacation, personal and/or sick days); (xi) whether the individual is active or on a leave of absence or layoff if subject to recall (and if so, the nature and length of the leave or layoff status and expected date of return to work); and (xii) employing entity. Neither the Company nor any Company Subsidiary is delinquent in material payments to any employee or former employee for any services or amounts required to be reimbursed or otherwise paid. The Company and each Company Subsidiary is and has been at all times in material compliance with any and all agreements between the Company or any Company Subsidiary and any employee of the Company or any Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary is a party to, nor bound by, any labor or collective bargaining agreement with any Union.

(c) The consent or consultation of, or the rendering of formal advice by, any Union is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby or to terminate or layoff any employees of the Company or any Company Subsidiary in the event any of the transactions contemplated hereby are consummated.

(d) Neither the Company nor any Company Subsidiary has, and neither the Company nor any Company Subsidiary has had at any time since January 1, 2017, any duty to bargain with any labor organization. Neither the Company nor any Company Subsidiary is currently negotiating any labor, collective bargaining or other agreement with any Union, and there is not, and has not been, any Union representing or purporting to represent any employee of the Company. No employee or Union is making or has made a demand for recognition or has filed a petition seeking representation with the National Labor Relations Board with respect to employees of the Company or any Company Subsidiary, and, to the Knowledge of Company, no Union, employee or group of employees is seeking or has sought to organize employees of the Company or any Company Subsidiary for the purpose of collective bargaining. The Company has no Knowledge of any facts to suggest that any demand for recognition or effort or attempt to organize employees of the Company or any Company Subsidiary is imminent, likely or expected.

(e) Since January 1, 2017, there has been no actual or, to the Knowledge of the Company, threatened in writing, labor strike, dispute, walkout, work stoppage, picketing, hand billing, slowdown or lockout against the Company or any Company Subsidiary.

(f) The Company and each Company Subsidiary is and, at all times has been, in compliance in all material respects with all applicable Laws pertaining to employment, labor relations and employment, wage and hour, workers’ compensation, health and safety, and labor relations practices, collective bargaining and employee benefits. All individuals characterized and treated by the Company or any Company Subsidiary as independent contractors or consultants are properly classified and utilized as independent contractors under all applicable Laws, and are not employees of the Company or a Company Subsidiary, as applicable. All individuals classified and utilized by the Company or any Company Subsidiary as leased employees are properly classified as employees of the applicable leasing company, and are not employees of the Company or a Company Subsidiary, as applicable.

(g) Except as listed in Section 4.10(g) of the Company Disclosure Letter, there are no, and there have been no, material grievances, complaints, citations, charges, actions, claims, suits, litigation, arbitrations, mediations, investigations, hearings or other proceedings against the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened to be brought or filed, by or with any court or arbitrator or any other Governmental Entity, or any Orders or settlement agreements, in connection with the employment of any current, former or prospective employee of the Company or any Company Subsidiary.

(h) Except as listed in Section 4.10(h) of the Company Disclosure Letter, all employees of the Company or any Company Subsidiary are currently (and all employees, current and previous, of the Company or any Company Subsidiary have at all times since January 1, 2017) properly classified and compensated by the Company or Company Subsidiary in accordance with the Fair Labor Standards Act and state and local wage and hour Laws.

(i) The Company and each Company Subsidiary is and has been at all times since January 1, 2017 in compliance with any and all Laws related to mass layoff and plant closings, including the WARN Act, and neither the Company nor any Company Subsidiary has any plans to undertake any action that would trigger any notice or payment or other obligation under the WARN Act. Since January 1, 2020, Company and each Company Subsidiary have not incurred any material liability or obligation under the WARN Act or comparable state or local law.

(j) The Company has made available to Parent a complete and accurate list of all employees and former employees of the Company or any Company Subsidiary covered by any employment, severance, change-in-control, or retention agreement and any non-competition, non-solicitation, confidentiality, Intellectual Property Rights or similar agreement with the Company or any Company Subsidiary, and the Company has provided or made available to Parent current and complete forms of each such agreement.

(k) To the Knowledge of the Company, no Key Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant, Company or Company Subsidiary policy or other obligation to any third party as related to their employment with the Company or Company Subsidiary. To the Knowledge of the Company, no current or former employee or independent contractor of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to the Company or Company Subsidiaries.

(l) Except as provided in Section 4.10(l) of the Company Disclosure Letter, no Key Employee has notified the Company or otherwise expressed that he/she intends to terminate his/her employment with the Company.

(m) To the Knowledge of the Company, since January 1, 2017, no current or former management or executive-level employee of the Company or any Company Subsidiary has engaged in or been alleged to have engaged in any act or conduct that constitutes a Misconduct Claim, and, to the Knowledge of the Company, no such allegation is pending or threatened, or has been investigated, litigated or become the subject of administrative proceedings. Since January 1, 2017, neither the Company nor any Company Subsidiary has terminated any current or former employee related to any Misconduct Claim, or entered into any settlement or settlement discussions with any Person regarding a Misconduct Claim. The Company and each Company Subsidiary has established and distributed to its employees a policy or policies against harassment and a complaint procedure, and has required all officers, managers and staff employees to undergo anti-harassment training.

Section 4.11 Legal Proceedings. Section 4.11 of the Company Disclosure Letter, there is no, and since January 1, 2017 there has been no, suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, inquiry, investigation or similar proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective former or current officers, directors or employees or properties (including any properties owned, operated, leased or licensed by the Company or any Company Subsidiary) or assets. Except as set forth in Section 4.11 of the Company Disclosure Letter, there is no suit, action, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding) pending or threatened by the Company or any Company Subsidiary against any other Person. There is no, and since January 1, 2017 there has been no, Order against or, to the Knowledge of the Company, threatened or pending by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective former or current officers, directors or employees or properties (including any properties owned, operated, leased or licensed by the Company or any Company Subsidiary) or assets that. For each suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, inquiry, investigation or similar proceeding required to be set forth on Section 4.11 of the Company Disclosure Letter, to the extent applicable, (i) the name of each party to such suit, action, litigation or arbitration (including the identity of any Governmental Entity party thereto) or the name of each Governmental Entity or regulatory body conducting each such hearing, audit, examination, inquiry or investigation, (ii) the case caption, docket number and a reasonably detailed summary of the underlying claims, allegations and relief sought in connection with such suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry or investigation and (iii) the Governmental Entity before which such suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry or investigation is pending. Except as set forth on Section 4.11 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, the subject of or has any obligation under any settlement agreement, consent decree, waiver of rights or similar agreement or arrangement with respect to any suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry, investigation or similar proceeding. Section 4.11 of the Company Disclosure Letter sets forth the amount of any reserve taken by the Company or any or its Subsidiaries with respect to each such suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry, investigation, settlement agreement, consent decree, waiver of rights or similar proceeding, agreement or arrangement.

Section 4.12 Compliance with Applicable Laws. At all times since January 1, 2017, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto (save and except for applicable U.S. marijuana-related federal laws and laws implicated by the violation of U.S. marijuana-related federal laws) and, to the Knowledge of the Company, none of the Company or any Company Subsidiary, or any of their respective former or current officers, directors or employees, is or has been subject of or been requested to provide information in connection with any hearing, audit, examination, inquiry, investigation, notice, claim, charge or assertion with respect to any alleged failure to comply with any provision of applicable Law or been given any notice of any of the foregoing. At all times since January 1, 2017, (a) the Company and each Company Subsidiary has been in possession of all Permits required by all applicable Laws to be held by it for the operation of the business of the Company and its Subsidiaries or that are necessary to occupy the Company Leased Real Property or for the lawful ownership of its properties and assets and all fees and other amounts due with respect to such Permits have been paid (and a true, correct and complete list of all such Permits is set forth in Section 4.12 of the Company Disclosure Letter), (b) the business of the Company and the Company Subsidiaries have each at all such times maintained and been in compliance in all material respects with all such Permits and (c) all such Permits are in full force and effect and are not limited in duration or subject to conditions. There are no proceedings, actions or claims pending or threatened in writing (or, to the Knowledge of the Company, threatened orally) that would reasonably be expected to result in the termination, revocation, cancellation, suspension or modification of any such Permit. Neither the Company nor any Company Subsidiary has been informed in writing or, to the Knowledge of the Company, orally by any applicable Governmental Entity of any actual or possible violation of any such Permit, or any failure to comply in any respect with any term or requirement of any such Permit. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of the Company Subsidiaries under, or variation, suspension, revocation or non-renewal or non-variation by request of, any Permit (in each case, with or without notice or lapse of time or both). Neither the Company nor any Company Subsidiary has, since January 1, 2017, conducted any internal investigation concerning any alleged violation of any applicable Law by the Company or any Company Subsidiary or any of its or their respective Representatives (regardless of the outcome of such investigation).

Section 4.13 Environmental Matters. (a) The Company and the Company Subsidiaries are, and at all times since January 1, 2017, have, in material compliance with all applicable Environmental Laws, which compliance includes, without limitation, possession, and compliance with the terms and conditions, of all Environmental Permits required to own and operate the business and assets of the Company and the Company Subsidiaries; (b) the Company and the Company Subsidiaries, except as would not be reasonably expected to be material, have timely filed applications for, or for renewal of, all such Environmental Permits, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify, suspend or terminate any such Environmental Permit; (c) as of the date of this Agreement, none of the Company or any Company Subsidiary has received any written notice or claim from any Person that alleges that the Company or any Company Subsidiary is in violation of, or has liability or responsibility under, any applicable Environmental Law; (d) as of the date of this Agreement, there are no unresolved legal or administrative proceedings pending (x) alleging that the Company or any Company Subsidiary is liable for response actions to address a Release of a Hazardous Material, or (y) requesting information under the authority of any Environmental Law (including, without limitation, information requests under Section 104 of CERCLA or Section 114 of the Clean Air Act, 42 U.S.C. § 7401, et seq.); (e) to the Knowledge of the Company, there has been no Release of Hazardous Materials, nor are any Hazardous Materials present at any Company Leased Real Property, that would reasonably be expected to result in any responsibility or liability on the part of the Company or any Company Subsidiary; (f) to the Knowledge of the Company, there are no underground storage tanks present at any Company Leased Real Property, and (g) the Company has not assumed or provided indemnity against any liability under any Environmental Law, except with respect to any of the foregoing under (a), (b) or (c) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to environmental matters of any kind.

Section 4.14 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:

(i) each Contract to which the Company or any Company Subsidiary is a party that (A) restricts the ability of the Company or any Company Subsidiary (or would, after the Closing, restrict in any material respect the ability of Parent or any Company Subsidiary) to compete in any business or with any Person or in any geographic area, (B) prohibits the Company or any Company Subsidiary from engaging in any business with any Person or levying a fine, charge or other payment for doing so, (C) contains “most favored nation,” “exclusivity” or similar provisions, (D) grants any right of first refusal or right of first offer or similar right or (E) requires the purchase of all of the Company’s or any Company Subsidiary’s requirements for a product or service from a third party;

(ii) each Contract (A) relating to Indebtedness of the Company or any Company Subsidiary other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries or (B) that grants a Lien, other than a Company Permitted Lien, with respect to any material asset or property of the Company or any Company Subsidiary;

(iii) each Contract to which the Company or any Company Subsidiary is a party relating to (A) the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration or similar arrangement or (B) the ownership of any equity interest in any Person other than the Company Subsidiaries;

(iv) each Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) Key Employee of either the Company or any Company Subsidiary, (B) record or beneficial owner of more than five percent (5%) of the shares of any class of Company Capital Stock outstanding as of the date of this Agreement, or (C) to the Knowledge of the Company, any affiliate of any such Key Employee or owner (other than the Company or any Company Subsidiary);

(v) each Contract relating to the disposition or acquisition by the Company or any Company Subsidiary of any Person, business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), or of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), in each case, (A) with obligations (contingent or otherwise) remaining to be performed as of September 30, 2020, including any indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, (B) with liabilities continuing after the date of this Agreement or (C) involving amounts in excess of $150,000;

(vi) each Contract containing a grant of license, sublicense or any other right to the Company or any Company Subsidiary of any Company IP (other than Contracts concerning generally commercially available hardware or software pursuant to shrink-wrap, click-through or other standard licensing terms and non-discriminatory pricing terms), including each Contract relating to the Third-Party Data Sources (collectively, “Company Inbound IP Contracts”);

(vii) each Contract containing a grant of license, sublicense or any other right by the Company or any Company Subsidiary of any Company IP to any third party (other than as ancillary to the Company’s receipt of services or in conjunction with a sale of products or services to customers in the ordinary course of business) including each Contract relating to the Owned Data Sources (collectively, “Company Outbound IP Contracts” and, together with the Company Inbound IP Contracts, the “Company IP Contracts”).

(viii) each Contract to which the Company or any Company Subsidiary is a party that (A) involved payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary under such Contract of more than $150,000 during calendar year 2019, (B) would reasonably be expected to involve aggregate payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary under such Contract of more than $150,000 during calendar year 2020 or any subsequent twelve (12)-month period, or (C); requires performance by any party more than one (1) year from the date of this Agreement that, in the case of clauses (B) and (C), are not terminable by the Company or such Company Subsidiary without penalty by providing notice one hundred and eighty (180) days or less prior to termination;

(ix) each Contract that is a settlement agreement that imposes obligations on the Company or any Company Subsidiary after the date of this Agreement;

(x) each Contract obligating the Company or any of its Subsidiaries to provide indemnification (other than arising out of ordinary course commercial agreements or pursuant to any Contract covered by Section 4.14(b)(v));

(xi) any Contract relating to any loan or other extension of credit made by the Company or any of its Subsidiaries, other than (A) Contracts solely among the Company and its wholly owned Subsidiaries and (B) accounts receivable in the ordinary course of business of the Company and its Subsidiaries (including, in the case of this clause (B), any payment terms for commercial Contracts);

(xii) each Contract providing for the development or construction of, or additions or expansions to, any real property, under which the Company or any Company Subsidiary has, or expects to incur, an obligation in excess of $150,000 in the aggregate;

(xiii) any Contract, including any joint venture, product development, research and development or limited partnership agreement, involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person;

(xiv) any Contract that would reasonably be expected to involve any individual future payment by the Company or any Company Subsidiary, in excess of $150,000 in any calendar year, in connection with the acquisition of goods, services or supplies; and

(xv) any Contract to which the Company or any Company Subsidiary is a party that is with a Governmental Entity (each, a “Company Governmental Contract”).

Each Contract described in this Section 4.14(b) and each Filed Company Contract is referred to herein as a “Company Material Contract.” For each Company IP Contract, Section 4.14(b) of the Company Disclosure Letter also sets forth a list of all license fees, rents, royalties or other charges that the Company or any Company Subsidiary is required or obligated to pay under any Company Inbound IP Contract, or that any other Person is required or obligated to pay to the Company or any Company Subsidiary under any Company Outbound IP Contract, and a description of the rights granted to the Company or any Company Subsidiary under each Company Inbound IP Contract and a description of the rights granted by the Company or any Company Subsidiary under each Company Outbound IP Contract. For each Company Inbound IP Contract relating to the use of any third party data or information, Section 4.14(b) of the Company Disclosure Letter also sets forth the volume and/or number of transactions relating to such data or information under such Company Inbound IP Contract. Other than as disclosed in Section 4.14(b) of the Company Disclosure Letter, there are no active or outstanding offers, bids, quotations or proposals to sell products made or services provided by the Company or any Company Subsidiary that, if accepted or awarded, would lead to any Contract or subcontract of the type described by any of the foregoing items in this Section 4.14(b) or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

(c) (i) each Company Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Company Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Company Material Contract which expires by its terms (as in effect as of the date of this Agreement) or which is terminated in accordance with the terms thereof and this Agreement by the Company in the ordinary course of business. Neither the Company nor any Company Subsidiary has received any written notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify or intention not renew, any Company Material Contract. Except as set forth on Section 4.14(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation (contingent or otherwise) to pay any amounts in respect of any indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, in connection with any acquisition or disposition by the Company or any Company Subsidiary. All of the representations and warranties of the Company or any Company Subsidiary set forth in each Contract of the type described in Section 4.14(b)(v) was true and correct as of the dates on which such representations and warranties were made.

Section 4.15 Real Property; Personal Property.

(a) Neither the Company nor any Company Subsidiary owns or has ever owned any real property.

(b) Section 4.15(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all existing leases, subleases and other agreements (the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (“Company Leased Real Property”). The Company has made available to Parent true, correct and complete copies of all Company Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Company Real Property Lease is valid, binding and in full force and effect and enforceable against the Company or Company Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws nor or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). Each Company Real Property Lease has sufficient remaining term thereunder (taking into account any available unexercised renewal or extension options for additional term) to allow the Company and the Company Subsidiaries to continue operations without interruption in the normal course of business. None of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Company Real Property Lease in any material respect.

(c) None of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Company Real Property Lease in any material respect. To the Knowledge of the Company, no landlord under any Company Real Property Lease is (with or without notice or lapse of time, or both) in breach or default thereunder. Neither of the Company nor any of the Company Subsidiaries has received any notice of default under any Company Real Property Lease which has not been fully cured and corrected. The Company or a Company Subsidiary has a good and valid leasehold interest in the Company Leased Real Property free and clear of all Liens, except for (A) those reflected or reserved against in the balance sheet of the Company as of June 30, 2020 included in the Company Form 10-Q and (B) Company Permitted Liens. Neither the Company nor a Company Subsidiary has subleased, assigned, licensed or permitted the use or occupancy of all or any part of the Company Leased Real Property by any other party.

(d) There are no condemnation proceedings pending, or to the Knowledge of the Company, threatened affecting any portion of the Company Leased Real Property. To the Knowledge of the Company, there are (i) no material defaults under any easements, covenants, restrictions or similar matters affecting any portion of the Company Leased Real Property, (ii) no lawsuits or administrative actions or proceedings alleging violations of any Laws by any Company Leased Real Property, and (iii) no actual or threatened special assessments or reassessments of the Company Leased Real Property, and, in each case, neither the Company nor any Company Subsidiary has received any written notice thereof. Neither the Company nor any Company Subsidiary has granted to any Person any option or right of first refusal to purchase or acquire or lease any portion of the Company Leased Real Property.

(e) The Company or one of the Company Subsidiaries has legal title to, or a valid and enforceable right to use, all equipment and other tangible personal property that is used or held for use in the operation of the business of the Company or applicable Company Subsidiary in the ordinary course of business, in each case, free and clear of any and all Liens except Company Permitted Liens or Liens that will be released at or before the Effective Time. Such equipment and other tangible personal property is all of the equipment and other tangible personal property that is necessary and sufficient for the operation of the business of the Company or applicable Company Subsidiary in the ordinary course of business as presently conducted or as presently expected to be conducted. All of such equipment and other tangible personal property has been maintained in accordance with normal industry practice, is in good operating condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used.

Section 4.16 Intellectual Property; Data Security and Privacy; Databases.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of all registrations and applications for Intellectual Property Rights that are owned by the Company or any of its Subsidiaries (“Company Registered IP”), including the applicable (i) jurisdiction of application/registration, (ii) application or registration number, (iii) date of filing or issuance, and (iv) owner. The Company or one of its Subsidiaries is the sole and exclusive owner of all of the Company Registered IP. All required filings and fees related to the Company Registered IP have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Company Registered IP is otherwise in good standing.

(b) Section 4.16(b) of the Company Disclosure Letter sets forth a true and complete list of all Company IP that is not Company Registered IP. The Company or a Company Subsidiary exclusively owns or has the right to use all Company IP, free and clear of all Liens (other than Company Permitted Liens). All Company IP is subsisting, enforceable and valid, and has not expired or been canceled or abandoned. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ rights to own, use or hold for use any Intellectual Property Rights as owned, used or held for use in the conduct of the Company’s or its Subsidiaries’ operations. The Company and its Subsidiaries are not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that limits or restricts, in any material respect, the ability of the Company or its Subsidiaries to use, exploit, assert, or enforce any of the Company IP. The Company and its Subsidiaries will continue to own or have after the Effective Time, valid rights or licenses as are sufficient to use all of the Company IP to the same extent as prior to the Effective Time. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the Company’s rights, or any Company Subsidiary’s rights, in any Company IP and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized or licensed to use any third party Intellectual Property Right.

(c) Neither the Company IP, nor any products or services of the Company or its Subsidiaries, nor the operation of the business of the Company and its Subsidiaries infringes, misappropriates or otherwise violates, or has formerly infringed, misappropriated, or otherwise violated, any Intellectual Property Rights owned by another Person. There are, and have been formerly, no threats, claims, suits, actions or other proceedings (including any oppositions, interferences, reviews, or re-examinations) settled or pending or, to the Knowledge of the Company, threatened in writing that allege any such infringement, misappropriation or violation or challenging the validity, enforceability, registrability, or ownership of any Company IP. None of the Company IP is subject to any outstanding Order or stipulation restricting or limiting in any material respect the ownership, use or licensing thereof by the Company or any of its Subsidiaries as currently or contemplated to be used or licensed, as applicable.

(d) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company IP, and no such claims are pending or threatened in writing against any Person by the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect, and to provide for the continuity, integrity, and security of, trade secrets and other confidential information of or held by the Company or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements. The Company and its Subsidiaries have entered into written agreements with every current and former employee of the Company and its Subsidiaries, and with every current and former independent contractor, who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property Rights during the course of employment or engagement with the Company or a Company Subsidiary, whereby such employee or independent contractor (1) acknowledges the Company’s or Subsidiary’s exclusive ownership of all Intellectual Property Rights invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or Subsidiary; (2) grants to the Company or Subsidiary a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Rights, to the extent such Intellectual Property Rights do not constitute a “work made for hire” under applicable Law; and (3) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property Rights, to the extent permitted by applicable Law.

(f) The Business Systems of the Company and its Subsidiaries (collectively, “Company Business Systems”) are reasonably sufficient for the immediate and anticipated needs of the business and operations of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company Business Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted. The Company and its Subsidiaries maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(g) The Company’s and its Subsidiaries’ data, privacy and security practices comply, and at all times have complied, in all material respects, with applicable Data Protection and Security Requirements. The Company and each Company Subsidiary has provided all notices and obtained all consents required by Data Protection and Security Requirements and satisfied all other requirements under Data Protection and Security Requirements for the Processing of Personal Data and that are necessary for the conduct of business as currently conducted, as proposed to be conducted, and in connection with the consummation of the transaction contemplated hereunder. The transactions to be consummated hereunder as of the Closing Date will comply with all Data Protection and Security Requirements applicable to the Company and its Subsidiaries.

(h) The Company and each Company Subsidiary has implemented and at all times has maintained reasonable and appropriate organizational, physical, administrative and technical measures consistent with the state of the art for the industry in which the Company and each Company Subsidiary operates to protect the operation, confidentiality, integrity and security of all of the Company’s and each Company Subsidiary’s confidential and other data and information, in any format, generated or used in the conduct of the business of the Company or any of its Subsidiaries (“Company Business Data”) and the Company Business Systems, against Misuse. Without limiting the generality of the foregoing, the Company and each Subsidiary has implemented a comprehensive written information security program that complies with 45 C.F.R. Part 164, Subpart C and (i) identifies internal and external risks to the security of the Company Business Data or Company Business Systems and (ii) implements, monitors and improves adequate and effective safeguards to control those risks. Neither the Company nor any Company Subsidiary has (nor has any Person acting on the Company’s or any of its Subsidiaries’ behalf) experienced any actual or alleged Security Incident, including, without limitation, any “breach” (as defined in 45 C.F.R. Part 164, Subpart D) of unsecured Protected Health Information or of EU Personal Data. Neither the Company nor any Company Subsidiary has (nor has any Person acting on the Company’s or any of its Subsidiaries’ behalf) notified, and neither the Company nor any Company Subsidiary has experienced any event resulting in any requirement that the Company or any Company Subsidiary notify, any Person or Data Protection Authority of any Security Incident, including any loss or unauthorized access, use or disclosure, of EU Personal Data or of Protected Health Information that would constitute a breach for which notification to individuals, the media, or the HHS is required under 45 C.F.R. Part 164, Subpart D. In addition, neither the Company nor any Company Subsidiary has any material data security, information security or other technological vulnerabilities that could adversely impact the operation of relevant Company Business Systems or cause a Security Incident. The Company Business Systems have not materially malfunctioned or failed within the prior six (6) years, and are free from material bugs and other defects and do not contain any “virus,” “worm,” “spyware” or other malicious software.

(i) The Company and each Company Subsidiary has obligated all third party service providers, outsourcers, and processors of confidential information on their behalf and all third parties managing Company Business Systems on their behalf to appropriate contractual terms relating to the Processing of Company Business Data (as applicable and as required by Data Protection and Security Requirements) and information security and have taken reasonable measures to ensure that such third parties have complied with their contractual obligations. Without limiting the generality of the foregoing, the Company and each Company Subsidiary has entered into business associate agreements with vendors and customers in all situations where required by 45 C.F.R. §§ 164.502(e) and 164.504(e) or Article 28 of the GDPR. The Company and each Company Subsidiary has taken reasonable measures to ensure that all third parties acting on its behalf have complied with their contractual obligations.

(j) Neither the Company nor any Company Subsidiary has received any notice of any claims, investigations (including investigations by any Governmental Entity, including the HHS Office for Civil Rights and any other Data Protection Authority), for alleged violations of Data Protection and Security Requirements with respect to Personal Data subject to Processing by, or under the control of, Company or any Company Subsidiary, and, to the Knowledge of the Company, there are no facts or circumstances that are likely to form the basis for any such claims, investigations or allegations.

(k) Section 4.16(k) of the Company Disclosure Letter contains a complete and accurate list of all Software (i) that is used by the Company or its Subsidiaries and for which the Company or a Subsidiary is the licensee or which the Company or a Subsidiary has otherwise obtained the right to use other than Off-the-Shelf Software (“Licensed Software”), and (ii) developed by the Company and that is used in the business of the Company and its Subsidiaries (“Company Owned Software”). Section 4.16(k) of the Company Disclosure Letter also sets forth a list of all license fees, rents, royalties or other charges that the Company and its Subsidiaries are required or obligated to pay with respect to the Licensed Software. The Company and its Subsidiaries are in compliance with all provisions of any Contract pursuant to which the Company or a Subsidiary has the right to use the Licensed Software.

(l) Section 4.16(l) of the Company Disclosure Letter identifies all Open Source Technology that is or has been used by the Company and its Subsidiaries in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Owned Software. The Company and its Subsidiaries have not used any Open Source Technology in a manner that requires, or would reasonably be expected to require, the (i) disclosure or distribution of any Company Owned Software in source code form, (ii) license or other provision of any Company Owned Software on a royalty-free basis, or (iii) grant of any license, non-assertion covenant or other rights or immunities under any Company Owned Software or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Company Owned Software, including any “copyleft” license. The Company has complied with all notice, attribution and other requirements of each license applicable to the Open Source Technology disclosed in Section 4.16(l) of the Company Disclosure Letter.

(m) No Software used in the business or operations of the Company or provision of any Company product or service contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that would reasonably be expected to, (1) disrupt, disable, harm or otherwise impair in any material respect the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any such Software is installed, stored or used, or (2) damage, destroy or prevent the access to or use of any data or file without the user’s consent. The Company and its Subsidiaries have taken reasonable steps to prevent the introduction of Malicious Code into Software used in the provision of any Company product or service, or otherwise in the business or operations of the Company and its Subsidiaries. The Company (A) has provided to Parent all of the Open Source Technology and all software containing, relying on, or derived from Open Source Technology, prior to Synopsys’s audit of the same, and (B) have not added or removed any portion of the Open Source Technology, or any portion of software containing, relying on, or derived from Open Source Technology, prior to or after such audit.

(n) The Company is in actual possession of and has exclusive control over all source code for all Company Owned Software. The Company possesses all source code and other documentation and materials necessary or useful to compile, maintain and operate all Company Owned Software. Except for application programming interfaces and other interface code that is generally available to customers, the Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Owned Software to any escrow agent or any other Person, other than (i) an employee, independent contractor or consultant of the Company or a Company Subsidiary pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company or its Subsidiaries, or (ii) an independent third-party escrow agent pursuant to a valid and enforceable written source code escrow agreement providing for limited release only upon the occurrence of specified release events, and no such release event has occurred, and no circumstance or condition exists that would reasonably be expected to result in the occurrence of any such release event. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Owned Software.

(o) The Company has provided a true and complete list of all known bugs, errors and defects and any other problem or issue with respect to any Software included in the Company products and services that materially adversely affect, or would reasonably be expected to materially adversely affect, the value, functionality, or performance of any of the Company products or services.

(p) Section 4.16(p) of the Company Disclosure Letter contains a complete and accurate list of material third-party data sources that are accessed, collected, held or used by the Company or any Company Subsidiary, including without limitation those for which the Company or any Company Subsidiary is the licensee or lessee or which the Company or any Company Subsidiary has otherwise obtained the right to use (“Material Data Sources”). The number of dispensary clients from which the Company or one or more Company Subsidiaries obtains data (“Dispensary Data Sources” and together with Material Data Sources, “Third-Party Data Sources”) is set forth in Section 4.16(p) of the Company Disclosure Letter. For the avoidance of doubt, Third-Party Data Sources include those third-party websites, Data Sources, and Business Systems from which the Company or any Company Subsidiary collects data or other content, including by means of web scraping, indexing, mining, harvesting, or other methods of data extraction. Section 4.16(p) of the Company Disclosure Letter also sets forth a list of all license fees, rents, royalties or other charges that the Company or any Company Subsidiary is required or obligated to pay with respect to the Third-Party Data Sources. Except as set forth in Section 4.16(p) of the Company Disclosure Letter, the Company and each Company Subsidiary has rights to access, collect, hold and use data obtained from all Third-Party Data Sources and the Company and each Company Subsidiary is in compliance with all provisions of any Contracts relating thereto.

(q) Section 4.16(q) of the Company Disclosure Letter contains a list or description of all material sets or collections of data containing data developed or owned by the Company or any Company Subsidiary and used or held for use in the Company’s or any Company Subsidiary’s business (“Owned Data Sources”). The Company or a Company Subsidiary has all necessary rights to use or is the owner of all right, title and interest in and to each element of the Owned Data Sources including all data, data elements and information contained in such Owned Data Sources. Such Owned Data Sources (and all data, data elements and information contained therein) do not infringe on the rights of any third party. Such Owned Data Sources and Third-Party Data Sources (collectively, the “Company Data Sources”) constitute all material Data Sources collected, held or used in the Company’s or any Company Subsidiary’s business. Except as set forth on Section 4.16(q) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not cause a breach under any Contract relating to the Company Data Sources or impair the ability of the Company to use the Company Data Sources in materially the same manner as such Company Data Sources are currently used by the Company.

(r) The Company is not infringing, misappropriating, or diluting any Intellectual Property Right or data of any other Person with respect to the Company Data Sources, and, to the Knowledge of the Company, no other Person is infringing any Intellectual Property Right of the Company or any Company Subsidiary with respect to the Company Data Sources.

(s) Except as set forth in Section 4.16(s) of the Company Disclosure Letter, the Owned Data Sources are the trade secrets of the Company or a Company Subsidiary except for (i) raw data contained therein that has been provided to the Company or a Company Subsidiary and (ii) raw data that is in the public domain other than by disclosure by the Company or any Company Subsidiary. Section 4.16(s) of the Company Disclosure Letter sets forth a listing of all third parties (other than the employees of the Company or any Company Subsidiary) which have contributed, in any material respect to the processing, hosting, development or creation for or on behalf of the Company or any Company Subsidiary of any Data Sources and a listing of all agreements with the Company or any Company Subsidiary to which they are a party. All Persons that the Company or any Company Subsidiary provides access to, or which the Company or any Company Subsidiary permits to host, any of the Company Data Sources have entered into Contracts with the Company or a Company Subsidiary providing for the confidentiality of such Data Sources and limited the use thereof to uses approved in writing by the Company or a Company Subsidiary, except for limited samples of such Company Data Sources provided in the ordinary course of business.

(t) Except as set forth in Section 4.16(t) of the Company Disclosure Letter, the Software, the use of the Software by or on behalf of the Company or any Company Subsidiary and the collection, publication and use of data included in the Owned Data Sources are now compliant with, and have at all times during the last three (3) years been compliant with, the Contracts, terms of use, terms of service, or the conditions of any web service or web page from which the Company or any Company Subsidiary gathers data or has data gathered on its behalf.

Section 4.17 Anti-Takeover Provisions.

(a) Assuming the accuracy of the representation contained in Section 3.22, no further action is required by the Company Board or any committee thereof or the stockholders of the Company to render inapplicable the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(b) Assuming the accuracy of the representation contained in Section 3.22, there is no other anti-takeover statute, regulation or similar Law, any takeover-related provision in the Company’s organizational documents, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger in accordance with the terms of this Agreement.

Section 4.18 Certain Payments and Practices.

(a) None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any agent or other third party representative, has, in the course of his actions for, or on behalf of, any of them (i) made any unlawful payment, contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, or (iii) violated any provision of any Anti-Corruption Law. Neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law. The Company and its Subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and the matters referred to in this Section 4.18.

(b) None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries are, or have been within the past two (2) years, targets of U.S. economic sanctions or trade controls, including but not limited to being identified on the SDN List. Without limitation to the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries are, or have been within the past two (2) years, conducting any business with any Person, directly or indirectly, identified on the SDN List.

(c) The Company and each Company Subsidiary has been and is in material compliance with all applicable export control and sanctions requirements, including compliance with the Office of Foreign Assets Control of the Treasury Department, the Department of Commerce, and the Department of State for the export or re-export of any item, service, industry, product, article, commodity or technical data.

Section 4.19 Product Warranty and Liability.

(a) The Company has delivered to Parent true, accurate and complete forms of the Company’s and each Company Subsidiary’s customer agreements which contain customary customer warranties with respect to the Company’s products and services and the products and services of the Company Subsidiaries (collectively, “Company Products and Services”). To the Knowledge of the Company, all such Company Products and Services have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the Knowledge of the Company, there are no situations, events, facts or circumstances that would reasonably be expected to give rise to any material liability for replacement or repair thereof or other damages in connection therewith.

(b) Except as set forth in Section 4.19(b) of the Company Disclosure Letter, since January 1, 2017 the Company has not made any other written material warranties (which remain in effect) with regard to its Company Products and Services. To the Knowledge of the Company, there are no inherent design defects or systemic or chronic problems in any Company Products and Services.

(c) None of the Company or its Subsidiaries has any material liability arising out of any injury to individuals or property resulting from the ownership, possession, or use of any Company Products and Services.

Section 4.20 Suppliers and Customers. Section 4.20 of the Company Disclosure Letter sets forth a complete and accurate list of (a) the top twenty (20) trade vendors/suppliers of the Company and its Subsidiaries, taken as a whole, based on payments made to the applicable trade vendor/supplier by the Company and its Subsidiaries, taken as a whole, for each of (i) the year ended December 31, 2019 and (ii) the six-months ended June 30, 2020 (the “Company Material Suppliers”), (b) the top twenty (20) customers of the Company and its Subsidiaries, taken as a whole, based on revenue provided by the applicable customer to the Company and its Subsidiaries, taken as a whole, for each of (i) the year ended December 31, 2019 and (ii) the six months ended June 30, 2020 (the “Company Material Commercial Customers”) and (c) each Governmental Entity that is a party to a Company Governmental Contract as of the date of this Agreement (together with the Company Material Commercial Customers, the “Company Material Customers”). The relationships of the Company and the Company Subsidiaries with each Company Material Supplier and Company Material Customer are good commercial working relationships, and, since January 1, 2020, no Company Material Supplier or Company Material Customer has canceled or otherwise terminated or not renewed, or to the Knowledge of the Company threatened to, cancel or otherwise terminate or not renew, its relationship with the Company or a Company Subsidiary. Since January 1, 2020, none of the Company or Company Subsidiaries has received any written notice that any Company Material Supplier or Company Material Customer may cancel or not continue its relationship with the Company or Company Subsidiaries or limit its services, supplies or materials to the Company or Company Subsidiaries.

Section 4.21 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than MPI Valuations (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has provided to Parent true and complete copies (with redactions for total fees, provided that such fees shall be scheduled on Section 4.21 of the Company Disclosure Letter) of all engagement letters and similar or related agreements between the Company and the Company Subsidiaries, on the one hand, and any of the Company Financial Advisors and their Affiliates, on the other hand, pursuant to which the Company Financial Advisors could be entitled to any payment from the Company in connection with the transactions contemplated hereby.

Section 4.22 Opinion of Financial Advisor. The Company Board has received the oral opinion of the Company Financial Advisor, to be confirmed in writing, to the effect that, as of the date of this Agreement, and subject to the assumptions, qualification, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock and such opinion has not been withdrawn or modified. Copies of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.

Section 4.23 Insurance. Prior to the date hereof, the Company has made available to Parent a true, correct and complete list of all material insurance policies and fidelity bonds for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the “Company Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). All Company Insurance Policies (i) are in full force and effect, (ii) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts, and (iii) provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate, and as is sufficient to comply with applicable Law. None of the Company Insurance Policies will terminate or lapse by its terms by reason of the consummation of the transactions contemplated by this Agreement. There is no claim by the Company or any of its Subsidiaries pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 4.24 Related Party Transactions.

(a) Except as set forth in Section 4.24(a) of the Company Disclosure Letter, there have not been, nor are there currently, any transactions, Contracts, arrangements, understandings, undertakings, obligations, liabilities or claims between the Company or any Company Subsidiary, on the one hand, and any Person (i) that is Affiliate of the Company or any Company Subsidiary, (ii) that is a stockholder, member, partner, manager, director, officer or employee of the Company or any Company Subsidiary, (iii) that is a Family Member of any stockholder, member, partner, manager, director, officer or employee of the Company or any Company Subsidiary, or (iv) with respect to which any of the Persons described in clauses (i), (ii) or (iii) of this Section 4.24(a) owns more than ten percent (10%) of the voting equity of such Person (each, a “Company Related Party”), on the other hand (each, a “Company Related Party Transaction”). Any such Company Related Party Transactions were entered into in the ordinary course of business and on commercially reasonable terms and conditions. Any accounts due and payable by the Company or any Company Subsidiary to any Company Related Party are recorded on the Company’s and its Subsidiaries books and records, as the case may be, at their fair market value.

(b) No Company Related Party has or has had, directly or indirectly, (i) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services, (ii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party or by which they or their properties or assets are bound or directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by the Company or any of its Subsidiaries, (iii) an ownership interest in any assets or rights of, or used by, the Company or any of its Subsidiaries; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.24(b) or (iv) is indebted to or, at any time since January 1, 2017, has borrowed money from or lent money to the Company or any of its Subsidiaries.

Section 4.25 Accounts Receivable. Each account receivable that has been billed is and each unbilled account receivable will represent (a) valid and existing and represents monies due (or believed in good faith to be due) for goods sold and delivered and services performed in the ordinary course and (b) a legally binding obligation of the account debtor enforceable in accordance with its terms not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally.

Section 4.26 Bank Accounts. Section 4.26 of the Company Disclosure Letter sets forth a true, complete and correct list of each of the bank accounts in the name of the Company and each Company Subsidiary, including the title and number of the account, the individuals with signatory authority over such account and the financial institution at which such account is located.

Section 4.27 Exclusivity of Representations or Warranties. Except for the representations and warranties expressly set forth in Article III (which to the extent provided for in this Agreement are subject to the Parent Disclosure Letter) or in any certificate delivered by the Parent or Merger Sub to the Company:

(a) Neither the Parent nor any of the Parent Subsidiaries (or any other Person on their behalf) makes, or has made, any representation or warranty (whether express or implied, whether as to accuracy, completeness, fitness or otherwise) relating to the Parent, the Parent Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, the Merger, or any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided, furnished or made available (including in any management presentations, information or descriptive memorandum, any “data rooms” maintained by the Parent, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Company or any of its Affiliates or Representatives or any other Person, and the Company has not relied on any such representation, warranty or information except only for the representations and warranties expressly set forth in Article III (which to the extent provided for in this Agreement are subject to the Parent Disclosure Letter).

(b) No Person has been authorized by Parent, any Parent Subsidiary (including Merger Sub) or any other Person on behalf of Parent or any Parent Subsidiary (including Merger Sub) to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by such Person.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business by the Company. Except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted or required by this Agreement; (iii) with the prior written consent of Parent; or (iv) as required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business, (y) preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with customers, suppliers, landlords and other Persons having business relationships with the Company and each Company Subsidiary, and (z) comply in all material respects with applicable Laws and the terms of all Company Material Contracts and Company Real Property Leases and maintain in effect and good standing all of its Permits. In addition, and without limiting the generality of the foregoing, except (1) as expressly set forth in the Company Disclosure Letter; (2) as expressly permitted, contemplated or required by this Agreement; (3) with the prior written consent of Parent; or (4) as required by applicable Law from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (A) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent and (B) dividends or distributions made by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company or by any joint venture of the Company or any Company Subsidiary, in accordance with the requirements of the organizational documents of such Company Subsidiary or such joint venture; (ii) split, combine, subdivide, recapitalize or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) purchase, redeem, exchange or otherwise acquire, or offer to purchase, redeem, exchange or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Capital Stock or other equity securities of the Company in connection with (A) the withholding of Taxes in connection with the exercise, vesting and settlement of Company Stock Awards or Company Warrants or the conversion of the RC Convertible Notes, (B) the acquisition by the Company of Company Stock Awards in connection with the forfeiture or expiration of such awards;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws), or authorize any of the foregoing with respect to, (i) any shares of capital stock of the Company or any Company Subsidiary, in each case other than the issuance of Company Common Stock upon the exercise, vesting or settlement of Company Stock Awards or Company Warrants or the conversion of Company Preferred Stock, Company Convertible Notes or the Company Convertible Debenture, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms or the terms of the Company Warrants, the Company Preferred Stock Conversion Agreement, the RC Convertible Notes Conversion Agreement, the RD Convertible Notes, or the Company Convertible Debenture, as applicable, in effect at such time; (ii) any new Company Stock Awards or other equity interests or voting securities of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise, vesting or settlement of Company Stock Awards or Company Warrants or the conversion of Company Preferred Stock, Company Convertible Notes or the Company Convertible Debenture, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms or the terms of the Company Warrants, the Company Preferred Stock Conversion Agreement, the RC Convertible Notes Conversion Agreement, the RD Convertible Notes, or the Company Convertible Debenture, as applicable, in effect at such time; (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; or (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary;

(c) amend the Company’s charter or organizational documents or the charter or organizational documents of any Company Subsidiary, except, in each case, as may be required by the rules and regulations of the SEC or the OTCQB;

(d) make or adopt any change or election in its accounting methods, principles or practices, except insofar as may be required by a change (whether occurring before or after the date of this Agreement) in GAAP or Law (or interpretations thereof);

(e) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person or division thereof or any properties or assets, except pursuant to Contracts in existence on the date of this Agreement in accordance with the terms thereof;

(f) (i) enter into, terminate or materially amend or modify any Company Material Contract or Company Real Property Lease or Contract that, if in effect on the date hereof, would have been a Company Material Contract or Company Real Property Lease, or (ii) waive any material right, remedy or default under, or release, settle or compromise any material claim by or against the Company or any of its Subsidiaries or material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract or Company Real Property Lease;

(g) incur or authorize any capital expenditure or any obligations or liabilities in respect thereof in excess of $50,000 in the aggregate; except for those contemplated by the capital expenditure budget set forth in the Company Disclosure Letter;

(h) except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(i), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Company Permitted Liens), or otherwise dispose of any properties or assets or any interests therein other than (i) pursuant to Company Material Contracts in existence on the date of this Agreement in accordance with their terms; (ii) in an amount not to exceed $100,000 in the aggregate, except that neither the Company nor any Company Subsidiary is permitted to sell, license (as licensor), or otherwise subject to any Lien (other than Company Permitted Liens), or otherwise dispose of, any data collected, held, used, recorded, stored, transmitted or retrieved, by the Company or any Company Subsidiary, other than licensing (as licensor) the use of such data in the ordinary course of business consistent with past practice; or (iii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(i) incur, issue, refinance, assume, suffer to exist, guarantee or become obligated with respect to any Indebtedness or waive any rights of substantial value to the Company or any Company Subsidiary, except for (i) Indebtedness under the Company Factoring Agreement; provided that the amount outstanding under the Company Factoring Agreement at any time does not exceed the amount outstanding as of the date of this Agreement, or (ii) Indebtedness between or among the Company and any wholly owned Company Subsidiary or between or among wholly owned Company Subsidiaries;

(j) except as required by applicable Law or GAAP, (i) write off as uncollectible, or establish any extraordinary reserve with respect to, any account or note receivable or other Indebtedness, (ii) delay, accelerate or cancel any account or note receivable or other Indebtedness, or (iii) sell or assign any account or note receivable or other Indebtedness;

(k) other than with respect to customers for payment terms not in excess of sixty (60) days, make, amend, renew, extend or renegotiate any extension of credit or loan to any Person, or enter into any commitment to do any of the foregoing;

(l) enter into any labor, collective bargaining or other agreement with any Union or recognize or certify any Union as the bargaining representative for any employee or individual providing services to the Company or any Company Subsidiary;

(m) assign, transfer, cancel, fail to renew, fail to extend or terminate any material Permit;

(n) settle or compromise, or offer or propose to settle or compromise, any material litigation, investigation, arbitration, proceeding or other claim or dispute, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than (i) settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages (net of insurance proceeds actually received) in an amount not in excess of the amount set forth on Section 5.01(n) of the Company Disclosure Letter by the Company or any Company Subsidiary and do not involve (A) injunctive or other equitable relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as a whole, or (B) any admission of any violation of Law or (ii) claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle;

(o) other than as agreed in writing by Parent, (i) increase the compensation or benefits payable or to become payable to any current or former employees, directors or individual independent contractors of the Company or any of its Subsidiaries except, with respect to any employee of the Company or any Company Subsidiary who is not a director or Key Employee, an increase in the ordinary course of business of less than 3% of the compensation or benefits of such employee; (ii) accelerate the time of payment, funding or vesting of any compensation or benefits payable or to become payable to any current or former employees, directors or individual independent contractors of the Company or any of its Subsidiaries; or (iii) terminate or materially amend any Company Benefit Plan or adopt or enter into any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, in each case other than (A) as required by applicable Law, or (B) as required by the terms of any Company Benefit Plan disclosed on Section 4.09(a) of the Company Disclosure Letter;

(p) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company IP owned by or exclusively licensed to the Company or any Company Subsidiary;

(q) fail to (i) keep in force material insurance policies, and (ii) in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as is currently in effect;

(r) except for the filing of the 2019 federal tax return as a consolidated entity (which the Company has not done before), make, change or revoke any material election with respect to Taxes, file any amended Tax Return, settle or compromise any material Tax liability, consent to or request any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, incur any material Tax liability outside of the ordinary course of business (other than as a result of the transactions contemplated by this Agreement), prepare or file any Tax Return in a manner inconsistent in any material respect with past practice, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or fail to pay any material Taxes as they become due and payable (including estimated Taxes);

(s) (i) terminate the employment of any Key Employee of the Company without giving 24 hours advance notice to Parent (and Parent will have the right to consult with the Company officers regarding such termination), or (ii) hire any individual who is intended to be a full-time, exempt employee whose base salary would be in excess of $100,000;

(t) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any Company Subsidiary (other than the Merger or in accordance with Section 5.04(d));

(u) acquire or enter into any agreement to acquire any real property; or

(v) agree to take any of the foregoing actions.

Section 5.02 Conduct of Business by Parent. Except as expressly permitted or required by this Agreement, as required by applicable Law, with the prior written consent of the Company or as set forth on Section 5.02 of the Parent Disclosure Letter, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not, and shall cause each of their respective Subsidiaries not to, (a) take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement, or (b) issue any equity securities prior to the Effective Time except (i) in connection with the Parent Reorganization, (ii) in connection with the MOR Offering or (iii) as contemplated by Section 3.03.

Section 5.03 No Control. Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.04 No Solicitation by the Company; Company Board Recommendation.

(a) Except as expressly permitted by Section 5.04(d), the Company shall, and shall cause each of the Company Subsidiaries, and its and their respective officers, directors, managers or employees, and shall instruct its and their respective accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”), to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, proposal, discussion, offer or request that constitutes or could reasonably be expected to lead to an Alternative Proposal (an “Inquiry”); (ii) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent) that has, within the one (1)-year period prior to the date of this Agreement, made or indicated an intention to make an Alternative Proposal; (iii) subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any Inquiry (it being understood and agreed that answering unsolicited phone calls shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.04(a)), (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) grant any waiver, amendment or release under any standstill provision of any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party, or (E) take any action to exempt any Person (other than Parent and Merger Sub) from the restrictions on “business combinations” contained in any applicable business combination, control share acquisition, fair price, moratorium or other takeover or anti-takeover statute or similar Law; and (iv) until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, directly or indirectly, (A) approve, agree to, accept, endorse, recommend or submit to a vote of its shareholders any Alternative Proposal, (B) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent and Merger Sub, the Company Recommendation, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal), (C) fail to publicly recommend against any Alternative Proposal or fail to publicly reaffirm the Company Recommendation, in each case within five (5) Business Days after Parent so requests in writing, (D) fail to recommend against any Alternative Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Alternative Proposal, (E) fail to include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement/Prospectus (any of the foregoing clauses (A) through (E) being an “Adverse Recommendation Change”), or (F) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal or that could reasonably be expected to lead to an Alternative Proposal or that contradicts this Agreement or requires the Company to abandon this Agreement (except for Acceptable Confidentiality Agreements).

(b) Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any of its Subsidiaries or any of its or their respective Representatives receives a written Alternative Proposal by any Person or Group at any time prior to the Company Stockholders Meeting that was not solicited in material breach of Section 5.04(a), the Company and its Representatives may, prior to the Company Stockholders Meeting, take the actions set forth in subsections (i) and/or (ii) of this Section 5.04(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (provided that the Company and its Representatives may contact such Person or Group prior to such conclusion solely to clarify the terms and conditions thereof to determine whether such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal) and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement (provided that the Company has previously furnished, made available or provided access to Parent to any such non-public information or substantially concurrently (and in any event within twenty-four (24) hours thereafter) does so); and (ii) enter into and maintain discussions or negotiations with any Person regarding such Alternative Proposal.

(c) Reasonably promptly (but in no event more than twenty-four (24) hours) following the Company’s receipt of any Alternative Proposal or any Inquiry or request for non-public information relating to the Company or any Company Subsidiary by any Person who has made or could reasonably be expected to make any Alternative Proposal from and after the date of this Agreement, the Company shall advise Parent in writing of (i) the receipt of such Alternative Proposal, Inquiry or request, (ii) the identity of the Person making any such Alternative Proposal, Inquiry or request, and (iii) the terms and conditions of such Alternative Proposal or potential Alternative Proposal or the nature of the information requested, and the Company shall as reasonably promptly as practicable provide to Parent: (A) a copy of such Alternative Proposal or potential Alternative Proposal, if in writing, or a written summary of the material terms of such Alternative Proposal, if oral, and (B) copies of all written requests, proposals, correspondence or offer, including proposed agreements received by the Company, any of the Company Subsidiaries or any of their respective Representatives. In addition, the Company shall keep Parent reasonably informed on a reasonably current basis, or upon Parent’s reasonable request, (x) of the status and material terms of (including amendments or revisions or proposed amendments or revisions to) each Alternative Proposal or potential Alternative Proposal, and (y) as to the nature of any information requested of the Company or any Company Subsidiary with respect thereto.

(d) Notwithstanding anything herein to the contrary, at any time prior to (but not after) the Company Stockholders Meeting, the Company Board may, if the Company has received an Alternative Proposal from any Person or Group that is not withdrawn and the Company Board concludes in good faith constitutes a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), (i) make an Adverse Recommendation Change, or (ii) terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in each case only if (A) if the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors), that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, (B) the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that such Alternative Proposal constitutes a Superior Proposal, and (C) the Company has complied in all material respects with this Section 5.04 with respect to such Alternative Proposal; provided, however, that (1) no Adverse Recommendation Change may be made, and (2) no termination of this Agreement pursuant to this Section 5.04(d) and Section 8.01(d) may be effected, in each case until after the fifth Business Day (the “Notice Period”) following Parent’s receipt of a written notice from the Company advising Parent that the Company has received an Alternative Proposal that is not withdrawn and that the Company Board (or any committee thereof) has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board intends to make an Adverse Recommendation Change on account of such Alternative Proposal or terminate this Agreement pursuant to this Section 5.04(d) and Section 8.01(d) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including the terms and conditions of any such Superior Proposal (including copies of all relevant documents in the Company’s possession relating to such Superior Proposal) and the identity of the party making the Superior Proposal (in each case to the extent not previously provided by the Company to Parent). During the Notice Period, the Company shall, and shall cause its Representatives to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the Alternative Proposal would cease to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.04(d), including the Notice Period (it being understood that the “Notice Period” in respect of such new Notice of Superior Proposal will be three (3) Business Days). In determining whether an Alternative Proposal constitutes a Superior Proposal, the Company Board (or committee thereof) shall take into account any changes to the terms and conditions of this Agreement proposed by Parent in response to a Notice of Superior Proposal.

(e) Nothing contained herein shall prevent the Company or the Company Board (or any committee thereof) from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal (it being understood that such a “stop, look and listen” statement by the Company Board to the Company’s stockholders shall not be deemed to be an Adverse Recommendation Change) or from making any disclosure to the Company’s stockholders if the Company Board (or any committee thereof), after consultation with outside legal counsel, concludes that its failure to do so would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(f) For purposes of this Agreement:

(i) “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing) made by a third party or Group with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company that would result in any Person or Group beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto; (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, asset sale, recapitalization, dividend, distribution, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise), of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders or other equity holders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or any Company Subsidiary whose assets constitute 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (D) transaction in which any Person (or the stockholders or other equity holders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the equity interests of the Company or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or any of the Company Subsidiaries whose assets constitute 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) “Superior Proposal” means any Alternative Proposal not made in violation of this Agreement pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or Group would acquire, directly or indirectly, more than 50% of the equity interests of the Company or assets of the Company and the Company Subsidiaries, taken as a whole, (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the identity of the Person making such proposal (including whether stockholder approval of such Person is required) and any break-up fees, expense reimbursement provisions and conditions and timing to consummation) and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and all financial, regulatory, legal (including stockholder litigation) and other aspects of such Alternative Proposal, and for which financing, if a cash transaction (whether in whole or in part), is then fully committed, and any events or circumstances beyond the Company’s control, (B) that is subject to no financing condition,(C) that is made by a Person or Group who the Company Board has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, taking into account all financial, regulatory, legal and other aspects of such proposal, and (D) that the Company Board determines in good faith is likely to be consummated in accordance with its terms.

(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive in the aggregate to the counterparty than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.04.

(g) Any breach of this Section 5.04 by any of the Company Subsidiaries or its or their Representatives shall be deemed to be a breach of this Agreement by the Company.

Section 5.05 Third Party Standstill Agreements. During the period from the date hereof through the Effective Time, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any standstill provision of any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

Section 5.06 Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board and Parent and the members of the Parent Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

Article VI
ADDITIONAL AGREEMENTS

Section 6.01 SEC Filings; Company Stockholders Meeting.

(a) Preparation of Form S-4 and Proxy Statement/Prospectus.

(i) As reasonably promptly as practicable following the date of this Agreement, the Company and Parent shall jointly prepare and Parent shall cause to be filed with the SEC the Form S-4, which will include the Proxy Statement/Prospectus to be sent to the stockholders of the Company relating to the Company Stockholders Meeting and will also constitute a prospectus with respect to the shares of Parent Common Stock issuable to the stockholders of the Company in the Merger. Each of Parent and the Company will use its reasonable best efforts to have the Form S-4 declared effective and the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after the filing thereof with the SEC and to keep the Form S-4 effective for so long as necessary to consummate the Merger and the other transactions contemplated hereby, and the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of the Company Capital Stock as promptly as practicable after the Form S-4 shall have become effective and the Proxy Statement/Prospectus shall have been cleared by the SEC. Each of the Company and Parent shall furnish all non-privileged information concerning such party as may be reasonably requested by the other party in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus. No filing of the Form S-4 will be made by Parent, and no filing of the Proxy Statement/Prospectus will be made by the Company, in each case, without providing the other party with a reasonable opportunity to review and comment thereon.

(ii) Parent and Merger Sub undertake that none of the information supplied or to be supplied by or on behalf of them specifically for inclusion or incorporation by reference in the Form S-4 will: (A) at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (B) at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii) The Company undertakes that none of the information supplied or to be supplied by or on behalf of it specifically for inclusion or incorporation by reference in the Form S-4 will: (A) at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (B) at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time, any information should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and each of the parties shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company; provided, however, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(v) The Company and Parent shall each use their reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act (A) at the times the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective, (B) at the times the Proxy Statement/Prospectus is mailed to the Company’s stockholders and (C) at the time of the Company Stockholders Meeting, and shall promptly notify each other upon the receipt of any comments, whether oral or written, from the SEC or the staff of the SEC on, or any request from the SEC or the staff of the SEC for amendments or supplements to, the Proxy Statement/Prospectus or the Form S-4, and shall provide each other with copies of all correspondence (and a summary of all substantive oral communications) with the SEC or the staff of the SEC with respect to the S-4 or the Proxy Statement/Prospectus. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement/Prospectus or the Form S-4. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments) or amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 prior to filing with the SEC, and shall provide to the other a copy of all such filings made with the SEC.

(vi) Except for the purpose of disclosing any Adverse Recommendation Change, no amendment or supplement to the Proxy Statement/Prospectus or the Form S-4, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned (it being understood that it shall be unreasonable to withhold consent with respect to any amendment or supplement to the Proxy Statement/Prospectus or Form S-4 to the extent such amendment or supplement is required to be included therein so that the Proxy Statement/Prospectus or Form S-4 will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading as may be required by Rule 10b-5 or Rule 14a-9 under the Exchange Act or Section 11 or Section 12 of the Securities Act).

(vii) Parent shall also use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) reasonably required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company as Parent may reasonably request in connection with any such action.

(viii) Each of Parent and the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

(b) Company Stockholders Meeting. The Company shall, as reasonably promptly as practicable after the later of the date on which the Form S-4 is declared effective under the Securities Act and the date on which the SEC confirms that it has no further comments on the Proxy Statement/Prospectus (such later date, the “SEC Clearance Date”), duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of seeking the Company Stockholder Approval. Without the prior written consent of Parent, the foregoing shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the holders of Company Capital Stock at the Company Stockholders Meeting. In connection with the foregoing, the Company shall (x) file the definitive Proxy Statement/Prospectus with the SEC and cause the definitive Proxy Statement/Prospectus to be mailed to the Company’s stockholders as of the record date established for the Company Stockholders Meeting as promptly as practicable (and in any event within five (5) Business Days) after the SEC Clearance Date; and (y) subject to Section 5.04(d), solicit the Company Stockholder Approval. The Company shall, through the Company Board, (i) recommend to its stockholders that they give the Company Stockholder Approval (the “Company Recommendation”), (ii) include such recommendation in the Proxy Statement/Prospectus, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(d) and (iii) solicit and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that it will not have enough shares of the Company’s capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting for the purpose of obtaining sufficient proxies or constituting a quorum. In addition, the Company may postpone or adjourn the Company Stockholders Meeting (i) with the consent of Parent, (ii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting or (iii) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval. Once the Company has established the record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. In the event that the date of the Company Stockholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit the adoption of this Agreement and the approval of the Merger to its stockholder at the Company Stockholders Meeting, even if the Company Board (or a committee thereof) has effected an Adverse Recommendation Change. The Company shall, upon the reasonable request of Parent, provide the aggregate vote tally of the proxies received with respect to the Company Stockholder Approval. The Company shall, as promptly as reasonably practicable (and in no event later than the tenth (10th) Business Day following the date of this Agreement) conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Company Stockholders Meeting (based on a record date that is twenty (20) Business Days following the date on which such broker search is commenced). If at any time the current record date for the Company Stockholders Meeting is not reasonably likely to satisfy the requirements of the Company’s organizational documents and applicable Law, the Company shall, in consultation with Parent, set a new record date and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company, its Subsidiaries, the Parent and its subsidiaries will afford to each other party and to its Representatives reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, facilities, books, contracts, commitments, personnel (including outside accountants) and records (including Tax Returns) and, during such period, each party and its Subsidiaries shall furnish reasonably promptly to each other Party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as another party may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company, any Company Subsidiary, the Parent or any Parent Subsidiary), including financial and operating data; provided, however, that the disclosing party shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the disclosing party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the disclosing party shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law (provided that the disclosing party shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained herein to the contrary, the disclosing party shall not be required to provide any access or make any disclosure to another party pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality obligations previously agreed (the “Confidentiality Agreement”), and if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with their respective terms prior to giving effect to the execution of this Agreement.

Section 6.03 Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective, as reasonably promptly as practicable, and at or prior to the End Date, the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions hereof (provided that in respect of Contracts in existence at the date of this Agreement between the Company or any of the Subsidiaries with any third Person, none of the parties hereto shall be required to make or agree to make any payment or accept any material conditions or obligations unless such payment, condition or obligation is contingent upon the consummation of the Merger).

(b) Each of the Company, Parent and Merger Sub shall, and shall cause their respective Subsidiaries, in connection with the actions referenced in Section 6.03(a), to (i) make as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as reasonably promptly as practicable all Permits, consents, approvals, clearances, waivers, orders, registrations, declarations, notices, filings or actions necessary or advisable to be obtained from any Governmental Entity or any other Person required to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Required Approvals”); and (ii) as reasonably promptly as practicable take all steps as may be necessary to obtain all such Required Approvals. In connection therewith, each of the Company, Parent and Merger Sub shall, and shall cause their respective Subsidiaries to (w) cooperate in all respects with each other, including promptly providing one another with any information that may be reasonably required in order to prepare and make such filings, applications, notices, petitions, filings, ruling requests or other documents or obtain such Required Approvals; (x) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to any Governmental Entity or any other Person; (y) consult with each other in advance of any meeting or conference with any Governmental Entity or any other Person, and to the extent permitted by such Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (z) permit the other party and/or its counsel to review in advance any proposed submission, filing or communication (and documents submitted therewith) intended to be given by it to any Governmental Entity or other Person.

(c) Neither Parent nor Merger Sub, nor the Company, shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected materially to increase the risk of not obtaining, or the risk of materially impeding or delaying the obtaining of, any Required Approvals with respect to the Merger or the other transactions contemplated by this Agreement.

(d) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available under this Agreement to Parent or the Company.

(e) Each party will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by the other to consummate the Merger to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of the Company or to effect the other purposes of this Agreement.

Section 6.04 Treatment of Company Stock Options.

(a) By virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted into an option (a “Parent Stock Option”) to acquire, on the same terms and conditions (including with respect to vesting, exercisability and the ability to pay the exercise price and satisfy applicable tax or other withholding obligations by reduction of the amount of shares otherwise deliverable) as were applicable to such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Common Stock (rounded, if necessary, down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time by the Merger Consideration, at an exercise price per share of Parent Common Stock (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option divided by the Merger Consideration; provided, however, that the adjustments provided in this Section 6.04(a) with respect to any Company Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code and the respective regulations promulgated thereunder.

(b) Prior to the Effective Time, the Company Board (or the appropriate committee thereof) and the Parent Board (or the appropriate committee thereof) shall take such action and adopt such resolutions as are required to effectuate the treatment of the Company Stock Awards pursuant to the terms of this Section 6.04, including that (i) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to assume and continue the Company Stock Plans subject to any amendment or termination in accordance with the terms of the Company Stock Plans; (ii) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of a Parent Stock Option; and (iii) the Company Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to ensure that after the Effective Time, neither the Company nor any of its Subsidiaries will be required to deliver Company Common Stock or any other securities to any Person upon the exercise of Company Stock Options.

(c) As promptly as reasonably practicable following the Effective Time, Parent shall file a new or amended Form S-8 registration statement or a post-effective amendment to an existing Form S-8 registration statement (or any other appropriate form) with respect to the shares of Parent Common Stock available for grant and delivery under the Company Stock Plan or Parent Stock Plan from and after the Effective Time and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares of Parent Common Stock are available for grant and delivery under the Company Stock Plans.

(d) The provisions of this Section 6.04 are intended to be for the benefit of, and will be enforceable by, any holder of Company Stock Options or his or her heirs and his or her representatives.

Section 6.05 Indemnification, Exculpation and Insurance.

(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall (and the Parent will cause the Surviving Corporation to) either maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and the Company Subsidiaries and its and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries, in either case, with terms (including with respect to coverage, limits, conditions, retentions and amounts) that are substantially equivalent to and in any event not less favorable, in the aggregate, than those of the Company’s directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect on the date of this Agreement with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least the same or better rating as the Company’s current insurance carrier for such insurance policies), except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies annual premiums in excess of 300% of the annual premium most recently paid by the Company prior to the date of this Agreement, which amount is set forth in Section 6.05(a) of the Company Disclosure Letter (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.05(a) it shall (and the Parent will cause the Surviving Corporation to) obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, subject to Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail insurance to provide limits not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, that, in no event shall the annual cost of any such tail insurance exceed the Maximum Amount; provided, further, that the Company’s procurement of such “tail” policy in accordance with this sentence shall be deemed to satisfy in full the Surviving Corporation’s obligations pursuant to this Section 6.05(a). The Surviving Corporation shall (and the Parent will cause the Surviving Corporation to) maintain such policies in full force and effect in accordance with the terms of this Agreement.

(b) For a period of six (6) years from and after the Effective Time (the “Indemnity Period”), Parent agrees that all rights to indemnification, reimbursement, advancement of legal fees and expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement and the Closing Date, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable). Parent shall cause the certificate of incorporation, bylaws or other organizational or governing documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are no less favorable to the current or former directors, officers or employees of the Company and the Company Subsidiaries than those set forth in the Company’s Certificate of Incorporation and Bylaws and the Company’s Subsidiaries’ equivalent organizational and governing documents as of the date of this Agreement, which provisions thereafter until the end of the Indemnity Period shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any current or former directors, officers or employees of the Company and the Company Subsidiaries. Without limiting the foregoing, during the Indemnity Period, the Surviving Corporation agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who was prior to or is as of the Closing Date, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Merger and the other transactions and actions contemplated by this Agreement)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation within twenty (20) Business Days of receipt by the Surviving Corporation from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification agreement or similar agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification and (y) the Surviving Corporation and such Company Indemnified Party shall cooperate with each other in the defense of any such matter.

(c) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 6.05 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Company Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Company Indemnified Parties.

(d) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Corporation and the Company Subsidiaries under this Section 6.05.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.05.

(f) The provisions of this Section 6.05 are intended to be for the benefit of, and will be enforceable by, any of the current or former directors or officers of the Company and the Company Subsidiaries, his or her heirs and his or her representatives.

Section 6.06 Transaction Litigation. From and after the date of this Agreement until the Effective Time, the Company shall (a) promptly notify Parent of any actions, suits, claims, litigations, investigations or proceedings commenced or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, Affiliates, directors or officers in connection with, arising from or otherwise relating to the Merger or the other transactions contemplated by this Agreement, (b) keep Parent reasonably informed with respect to the status thereof and (c) give Parent the opportunity to consult with the Company and participate in the defense or settlement of any stockholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle, offer to compromise or settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent shall have consented in writing, which consent will not be unreasonably withheld.

Section 6.07 Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions or deemed dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with Section 5.04 or any dispute between the parties regarding this Agreement or the Merger or the other transactions contemplated by this Agreement, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement, and shall not, and shall cause their respective Affiliates not to, issue any such press release or make any such public statement prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.08 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the Merger and the other transactions contemplated by this Agreement.

Section 6.09 Employment and Company Benefits.

(a) Parent hereby agrees that, for a period of at least six (6) months following the Effective Time (or, if earlier, the date of termination of the applicable Continuing Employee), it shall, or it shall cause the Surviving Corporation to, provide each employee of the Company or any of its Subsidiaries who continues as of the Effective Time to be employed by Parent, the Surviving Corporation or any Subsidiary of Parent (each, a “Continuing Employee”) with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (other than severance and equity compensation and other long-term incentives) that were provided to such Continuing Employee immediately prior to the Effective Time.

(b) For purposes of eligibility, vesting and benefit accruals (with respect to benefit accruals, solely for the purposes of determining accrual of vacation, paid time off, and severance benefits), under the Parent Benefit Plans providing benefits to any Continuing Employee following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause service rendered by each Continuing Employee to the Company prior to the Effective Time to be credited for such purposes to the same extent as such Continuing Employee was entitled, prior to the Effective Time, to credit for such service under any similar Company Benefit Plan; provided, however, that in no event shall Continuing Employees be entitled to service credit to the extent such service credit would result in a duplication of benefits for the same period of service.

(c) Parent shall (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent coverage under such Parent Benefit Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time; and (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee from and after the Effective Time, (A) cause all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such pre-existing condition limitations, exclusions, waiting periods or actively at work requirements were waived or satisfied under the comparable Company Benefit Plan and (B) recognize, or cause to be recognized, any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out of pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.

(d) The parties hereto acknowledge and agree that all provisions contained in this Section 6.09 are included for the sole benefit of the parties hereto, and that nothing in this Section 6.09, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other Person, including any employees or former employees of the Company or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation), (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or Parent Benefit Plan, or (iii) shall limit the right of Parent or its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend, terminate or otherwise modify any Company Benefit Plan or Parent Benefit Plan in accordance with its terms.

Section 6.10 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiaries of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.11 Exchange Listing. Prior to the Effective Time, the parties shall take all actions and do all things reasonably necessary to cause the shares of Parent Common Stock to be approved for listing on The NASDAQ Capital Market, subject to official notice of issuance.

Section 6.12 Company Preferred Stock. The Company shall use reasonable best efforts to cause all outstanding shares of the Company Preferred Stock to be converted into shares Company Common Stock pursuant to the Company Preferred Stock Conversion Agreement in accordance with its terms. The Company shall pay all reasonable fees and other costs paid to the holders of all such shares of Company Preferred Stock for the conversion of all such shares. Without the prior written consent of Parent, the Company shall not terminate or amend or modify the Company Preferred Stock Conversion Agreement or waive any right, remedy or default under, or release, settle or compromise any claim by or against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries under, the Company Preferred Stock Conversion Agreement.

Section 6.13 RC Convertible Notes. The Company shall use reasonable best efforts to cause all outstanding Indebtedness of the Company and its Subsidiaries under the RC Convertible Notes, together with any accrued and unpaid interest thereon and all fees and other obligations owing in connection with the RC Convertible Notes (including any prepayment premiums, penalties, breakage costs, termination payments and similar obligations) to be converted into Company Common Stock pursuant to the RC Convertible Notes Conversion Agreement in accordance with its terms. The Company shall pay all reasonable fees and other costs paid to the holders of all such RC Convertible Notes for the conversion of all such RC Convertible Notes. Without the prior written consent of Parent, the Company shall not terminate or amend or modify the RC Convertible Notes Conversion Agreement or waive any right, remedy or default under, or release, settle or compromise any claim by or against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries under, the RC Convertible Notes Conversion Agreement.

Section 6.14 Tax Matters. Each of Parent and the Company (i) shall use its reasonable best efforts to cause the Parent Reorganization and the Merger to together qualify, and shall not take or knowingly fail to take (and shall cause all Subsidiaries or Affiliates of such party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Parent Reorganization and the Merger from together qualifying, as a transaction described in Section 351(a) of the Code and (ii) shall use its reasonable best efforts to cause the Merger to qualify, and shall not take or knowingly fail to take (and shall cause any Subsidiaries or Affiliates of such party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code.

Section 6.15 MOR Offering Cooperation. From the date hereof and up to the Effective Time, the Company shall, and shall cause each of its Affiliates and its and their Representatives to, provide, in each case in a timely manner, such cooperation and assistance to Parent as may be requested by Parent in connection with the MOR Offering, including, (i) assisting with due diligence activities of any prospective investor in the MOR Offering relating to the Company and any of its Subsidiaries; (ii) furnishing, as promptly as reasonably practicable, such historical financial and other information (including such information that is reasonably necessary for Parent’s preparation of pro forma financial statements) regarding the Company and its Subsidiaries as may be requested by Parent or any prospective investor in connection with the MOR Offering; (iii) causing management of the Company and its Subsidiaries to participate in meetings, presentations, road shows and due diligence sessions involving prospective investor in the MOR Offering; (iv) assisting with the preparation of any offering documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, investor presentations, road show materials and presentations, and similar documents and materials, in connection with the MOR Offering, including furnishing records, data or other information necessary to support any statistical information or claims relating to the Company or the Company Subsidiaries appearing in the aforementioned materials (collectively, the “MOR Offering Materials”); (v) promptly, and in any event no later than three (3) Business Days prior to Closing, provide all documentation and other information required under applicable “know-your-customer” and anti-money laundering rules and regulations relating to the Company or any of the Company Subsidiaries; and (vi) preparing, executing and delivering such certificates, documents and financial and other information as may be requested by Parent and any prospective investor in the MOR Offering, including customary comfort letters from the Company’s independent accountants. The Company hereby consents to the use of its and the Company Subsidiaries’ names and logos in connection with the MOR Offering; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. At the request of Parent in connection with the MOR Offering, the Company shall use commercially reasonable efforts to file a Form 8-K with the SEC disclosing information identified by Parent relating to the Company and its Subsidiaries for purposes of permitting such information to be included in the MOR Offering Materials to be provided to potential investors who do not wish to receive material nonpublic information with respect to any of Parent, the Company, any of their respective Subsidiaries or any of their respective securities; provided that in no event shall the Company be required to file a Form 8-K with the SEC to the extent that the Company reasonably objects to such disclosure (including as a result of a determination by the Company that making such disclosure would be detrimental to the business or operations of the Company or any of its Subsidiaries). None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries specifically for inclusion or incorporation by reference in the MOR Offering Materials will, at the time any of such MOR Offering Materials are provided to prospective investors in the MOR Offering, or at the time of any amendment or supplement to any of the MOR Offering Materials, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.16 PPP Loan Forgiveness.

(a) As soon as practicable following the date hereof, but in any event no later than twenty (20) Business Days after the Company becomes aware of the opening of the PPP Lender’s portal for loan forgiveness purposes, the Company shall cause the PPP Borrower to file with the PPP Lender a PPP Loan Forgiveness Application and request that the PPP Lender submit such application as practicable to the U.S. Small Business Administration (the “SBA”). The Company will provide, and will cause the PPP Borrower to provide, Parent with the opportunity to review and comment on the PPP Loan Forgiveness Application prior to it being filed with the PPP Lender and will consider in good faith all comments proposed by Parent.

(b) From the date hereof until the earlier of (x) the termination of this Agreement and (y) the Closing Date, the Company shall not use any portion of the PPP Loan for any purpose or take any action (including any salary or wage reductions or employee terminations) that would render any portion of the PPP Loan ineligible for forgiveness under the Paycheck Protection Program under the CARES Act.

(c) The Company shall provide the Parent with prompt written notice of any notice received by it from any Governmental Entity of any pending or threatened audit, investigation, inquiry, request for information, or other administrative or judicial proceeding relating to the CARES Act, including the PPP Loan (a “PPP Loan Audit”).

(d) From the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall, and shall cause the PPP Borrower to, defend against and/or cooperate with, as determined by the Company in its reasonable judgment after consultation in good faith with Parent, any PPP Loan Audit.

(e) Promptly following the date hereof (but in any event prior to the Closing), the Company shall, and shall cause the PPP Borrower to use its best efforts to obtain the consent of the PPP Lender and SBA, in each case, to the extent required under the PPP Loan, CARES Act or applicable guidance from the SBA, in connection with the transactions contemplated by this Agreement, and the Company shall, and shall cause the PPP Borrower to, coordinate and cooperate with Parent in connection with any such consents required in connection with the transactions contemplated by this Agreement. At any time prior to the Closing, with Parent’s prior written consent, the PPP Borrower may pay and satisfy any and all amounts due and outstanding under the PPP Loan and terminate and/or withdraw the PPP Loan Forgiveness Application. In the event that, as of the date that is five (5) Business Days prior to the End Date, the PPP Loan has not been forgiven or satisfied and, to the extent required under the PPP Loan, CARES Act or applicable guidance from the SBA, consent of the PPP Lender and SBA has not been obtained, Parent may require the Company to cause the PPP Borrower to pay and satisfy any and all amounts due and outstanding under the PPP Loan and terminate and/or withdraw the PPP Loan Forgiveness Application.

Section 6.17 Divestiture of Guarding Business. The Company shall, and shall cause the Company Subsidiaries to, as promptly as possible following the date of this Agreement, completely divest the Guarding Business either (i) to the Guarding Business Buyer in accordance with the Guarding Business Purchase Agreement or (ii) without the incurrence of expenses in excess of $65,000, without the incurrence of any other liabilities or obligations on the part of the Company or any Company Subsidiary, and in compliance with all applicable Laws. The Company shall (x) keep Parent reasonably informed with respect to the status of its obligations under this Section 6.17 and (y) give Parent the opportunity to consult with the Company with respect to the Guarding Business and the divestiture thereof and shall consider in good faith all directions, recommendations and comments proposed by Parent.

Article VII
CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Form S-4; Blue Sky Laws. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and be in effect and no proceedings for that purpose shall have been initiated and be pending. Parent shall have received all state securities or “blue sky” Permits and other authorizations necessary to issue the Parent Common Stock pursuant to this Agreement after the Merger.

(c) Exchange Listing. The shares of Parent Common Stock shall have been approved for listing on The NASDAQ Capital Market, subject to official notice of issuance.

(d) Parent Reorganization. The Parent Reorganization shall have been completed and be effective.

(e) No Legal Restraints. No applicable Law and no Order, preliminary, temporary or permanent, or other legal restraint or prohibition and no action, proceeding, binding order, decree or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, enjoins, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by this Agreement.

(f) Bringdown Certificates. The Parent Bringdown Certificate and the Company Bringdown Certificate shall not reflect a Parent Material Adverse Effect or Company Material Adverse Effect, as applicable.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05(a)(i), the first sentence of Section 3.07, Section 3.08 and Section 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the representations and warranties of Parent and Merger Sub contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05(a)(i), the first sentence of Section 3.07, Section 3.08 and Section 3.20 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects each obligation required to be performed by them under this Agreement at or prior to the Closing Date.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(d) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

(e) MOR Offering. The MOR Offering shall have closed.

Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05(a)(i), the first sentence of Section 4.07, Section 4.08, Section 4.17 and Section 4.21) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect set forth therein) at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05(a)(i), the first sentence of Section 4.07, Section 4.08, Section 4.17 and Section 4.21 shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects each obligation required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.

(e) MOR Offering. The MOR Offering shall have closed.

(f) Required Approvals. Other than the filing of the Certificate of Merger and the Company Stockholders’ Approval, all Required Approvals required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 7.03(f) of the Company Disclosure Letter, shall have been made or obtained, all in form and substance reasonably satisfactory to Parent.

(g) Dissenter’s Rights. Holders of no more than five percent (5%) of the outstanding shares of Company Common Stock (calculated on an as-converted to Company Common Stock basis) shall have exercised, or remain entitled to exercise, statutory rights to appraisal or dissenters rights pursuant to the DGCL with respect to such shares of Company Capital Stock.

(h) Repayment of Indebtedness. The Company shall have delivered to Parent written evidence reasonably satisfactory to Parent (i) that it or the applicable Company Subsidiary has provided a notice of repayment to each of the holders of the RD Convertible Notes and the Company Convertible Debenture and the lender under the Company Factoring Agreement; (ii) all outstanding Indebtedness of the Company and its Subsidiaries under the Company Factoring Agreement and the Company Convertible Debenture, in each case, together with any accrued and unpaid interest thereon and all fees and other obligations owing in connection with the Company Factoring Agreement and the Company Convertible Debenture (including any prepayment premiums, penalties, breakage costs, termination payments and similar obligations) have been satisfied in full; (iii) the Company Convertible Debenture is no longer outstanding; (iv) the Company Factoring Agreement has been terminated; and (v) all Liens in connection with Company Factoring Agreement and Company Convertible Debenture have been released.

(i) Conversion of Company Preferred Stock. The Company shall have delivered to Parent written evidence reasonably satisfactory to Parent that all outstanding shares of Company Preferred Stock have been converted into shares of Company Common Stock pursuant to the Company Preferred Stock Conversion Agreement in accordance with its terms and that all of the shares of Company Preferred Stock have been cancelled.

(j) Conversion of RC Convertible Notes. The Company shall have delivered to Parent written evidence reasonably satisfactory to Parent that all outstanding Indebtedness of the Company and its Subsidiaries under the RC Convertible Notes has been converted into shares of Company Common Stock pursuant to the Company Convertible Note Conversion Agreement in accordance with its terms and that all of the RC Convertible Notes have been cancelled.

(k) Termination of Certain Agreements. The Company shall have delivered to Parent written evidence reasonably satisfactory to Parent that the Agreements set forth on Schedule 7.03(k) have been terminated without any recourse to the Company, any Company Subsidiary, Parent, MOR or any Parent Subsidiary.

(l) Resignation of Officers and Directors. The directors and officers of the Company and its Subsidiaries in office immediately prior to the Effective Time will have resigned as directors and officers of the Company and its Subsidiaries in writing as of the Effective Time.

(m) Divestiture of Guarding Services Business. The Company and the Company Subsidiaries shall have satisfied their obligations under Section 6.17.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(f), whether before or after receipt of the Company Stockholder Approval):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before February 26, 2021 (the “End Date”); provided, that, the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to a party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the End Date or (2) the failure of the Closing to occur by the End Date;

(ii) if the condition set forth in Section 7.01(e) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, that, the terminating party shall have complied with its obligations pursuant to Section 6.03;

(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken on the Merger; or

(iv) if all of the conditions to Closing set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived (other than (x) those conditions that by their nature are to be satisfied (or waived) at the Closing, which conditions would be reasonably capable of being satisfied at such time and (y) the conditions set forth in Section 7.02(e) and Section 7.03(e)) and Parent is unable to satisfy its obligation to effect the Closing at such time because of a MOR Offering Failure.

(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company prior to the receipt of the Company Stockholder Approval in order to enter into a definitive written agreement providing for a Superior Proposal in compliance with Section 5.04(d) if the Company has complied in all material respects with Section 5.04 with respect to such Superior Proposal; provided, that, the Company pays the Company Termination Fee prior to or simultaneously with such termination and enters into such definitive written agreement for such Superior Proposal simultaneously with such termination of this Agreement;

(e) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect;

(f) by Parent, prior to the Company Stockholders Meeting or, if such meeting is adjourned, the reconvening of such meeting, in the event that an Adverse Recommendation Change shall have occurred;

(g) by Parent, if the Company shall have materially breached its obligations under Section 5.04;

(h) by Parent, if the condition set forth under Section 7.03(m) has not been satisfied at least fifteen (15) Business Days prior to the End Date; or

(i) by Parent, if The Nasdaq Stock Market, LLC informs Parent that the shares of Parent Common Stock are not, or will not be, approved for listing on The NASDAQ Capital Market, whether or not such decision is subject to appeal.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, written notice thereof shall be given to the other party or parties specifying the provisions of Section 8.01 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except as provided in Section 8.03, no such termination shall relieve any party to this Agreement from any liability or damages for any willful breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the Merger by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a willful breach of this Agreement). For purposes of this Agreement, “willful breach” means a breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or omission undertaken by the breaching or non-performing party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated by this Agreement after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be reasonably capable of being satisfied at such time) shall constitute a willful breach of this Agreement.

Section 8.03 Fees and Expenses.

(a) Except as specifically provided for in this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) The Company shall pay to Parent an amount equal to the greater of (i) $1,365,000 and (ii) the aggregate amount of all costs, fees and expenses incurred by Parent, MOR or any of the Parent Subsidiaries, or for which such any such Person is liable, in connection with the negotiation, preparation and execution of this Agreement, the Form S-4, the Proxy Statement/Prospectus, the MOR Offering Materials or any other document or instrument to be delivered in connection with the transactions contemplated by this Agreement and the consummation of the Merger, the MOR Offering, and the other transactions contemplated by this Agreement, including brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person (collectively, “Parent Expenses”) (such greater amount is referred to herein as the “Company Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f) or Section 8.01(g); or

(ii) (A) after the date of this Agreement, an Alternative Proposal shall have been made, disclosed, announced, commenced, submitted or made known to the Company, or shall have been made, disclosed or announced directly to the Company’s stockholders generally by a third party; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or Section 8.01(e); and (C) within twelve (12) months of such termination, the Company enters into a definitive Contract with respect to an Alternative Proposal; provided, however, that for purposes of this Section 8.03(b)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50%.

Any Company Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date the definitive Contract referred to in clause (ii)(C) above is entered into. The Company acknowledges and agrees that the agreements contained in this Section 8.03(b) are an integral part of the Merger and the other transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Company Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive remedy available to Parent, Merger Sub and their respective Affiliates with respect to this Agreement and the Merger and the other transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Company Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent, Merger Sub and their respective Affiliates under this Agreement. In no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(c) In the event this Agreement is terminated by Parent pursuant to Section 8.01(h), the Company shall reimburse Parent, MOR and the Parent Subsidiaries for all of their respective Parent Expenses (the “Parent Expense Reimbursement Amount” ). The Parent Expense Reimbursement Amount shall be paid by wire transfer of same-day funds promptly (but in any event within five (5) Business Days) after the termination of this Agreement.

(d) In the event this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iv), Parent shall promptly pay or cause to be paid to the Company an amount equal to $500,000 (the “Reverse Termination Fee”). The Reverse Termination Fee shall be paid by wire transfer of same-day funds promptly (but in any event within five (5) Business Days) after the termination of this Agreement. Parent acknowledges and agrees that the agreements contained in this Section 8.03(d) are an integral part of the Merger and the other transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Reverse Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive remedy available to the Company and its Affiliates with respect to this Agreement and the Merger and the other transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Reverse Termination Fee, none of Parent, MOR nor any of their respective Affiliates and nor any of Parent’s, MOR’s or their respective Affiliates’ respective directors, officers, employees, stockholders or Representatives) shall have no further liability to the Company and its Affiliates under this Agreement. In no event shall Parent be obligated to pay the Reverse Termination Fee on more than one occasion. MOR hereby unconditionally guarantees the obligations of Parent contained in this Section 8.03(d).

(e) If a party fails to timely pay any amount due under this Section 8.03, such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s stockholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent, the Company or any of their Affiliates.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article IX
GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations, Warranties and Covenants. The representations, warranties, covenants or agreements of any of the parties in this Agreement and in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time, except that any covenants or agreements that by their terms survive or contemplate performance after the Effective Time shall survive the Effective Time in accordance with their respective terms.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the delivering party receives confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices under this Agreement shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Helix Technologies, Inc.

5300 DTC Parkway, Suite 300

Greenwood Village, CO 80111

Attn: Scott Ogur, CFO
Email: sogur@helixtechnologies.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
4140 Parklake Avenue, Suite 200
Raleigh, NC 27612
Attn: W. David Mannheim
Facsimile: 919-329-3799
Email: david.mannheim@nelsonmullins.com

(b)	if to Parent, Merger Sub or MOR, to:

c/o Medical Outcomes Research Analytics, LLC
41 University Drive, Suite 405
Newtown, PA 18940
Attn: Max Wygod
Facsimile: 646-912-9946
Email: mwygod@coranalytics.org

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 S 17th Street
Philadelphia, PA 19103
Attn: Darrick M. Mix; Peter D. Visalli
Facsimile: 215-405-2906; 856-874-4663
Email: DMix@duanemorris.com; PVisalli@duanemorris.com

Section 9.03 Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Business Systems” means, with respect to a Person, all Software, information technology and computer systems (including the computers, computer software, databases, firmware, middleware, servers, workstations, routers, hubs, switches, interfaces, data communications lines, websites, applications and all other information technology equipment and software, and all associated documentation) used by or on behalf of such Person.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Benefit Plan” means any plan, program, arrangement or agreement (including collective bargaining agreements, employment agreements, and independent contractor agreements) whether written or unwritten, that provides or offers pension, 401(k), or other retirement benefits; bonus; commission; deferred compensation; incentive compensation; equity; severance or termination pay; change-in-control payments; retention payments; vacation, sick leave, or other paid time off; hospitalization or other health and welfare benefits (including, but not limited to medical, dental, vision, life, disability insurance); Code Section 125 “cafeteria” or “flexible” benefit features; or fringe benefits (i) which is sponsored or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employees, directors, or individual independent contractors of the Company or any Company Subsidiary or (ii) with respect to which the Company or any Company Subsidiary has any actual or potential material liability.

“Company Convertible Debenture” means that certain Senior Secured Convertible Debenture, originally by and between Quinsam Capital Corporation and Green Tree International, Inc., dated July 25, 2018, as amended by Amendment No. 1 thereto dated July 19, 2019.

“Company Convertible Notes” means, collectively, the RC Convertible Notes and RD Convertible Notes.

“Company Factoring Agreement” means that certain Agreement for the Purchase and Sale of Future Receipts dated as of February 7, 2020, by and among the Company, Bio-Tech Medical Software, Inc. and Advantage Platform Services Inc., as amended.

“Company IP” shall mean any Intellectual Property Right used or held for use in the business as currently conducted by the Company and its Subsidiaries

“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, event or development or change that, individually or in the aggregate, (A) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs, interferes with, or hinders or delays the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that, solely with respect to clause (A) of the foregoing, any fact, circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (except, in the case of clauses (i), (ii), (iii), (iv) or (v) below, to the extent disproportionately affecting the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (i) change, event or development arising from or related to conditions affecting the U.S. economy, the financial, credit, banking or securities markets in the U.S. (including any decline in the price of any security or any market index) or any change in prevailing interest rates, political conditions or the markets in which such Person operates; (ii) acts of war, sabotage, terrorism, military actions or the escalation thereof; (iii) provided that this clause (iii) shall not apply to Section 4.07 and Section 7.03, natural disasters, acts of God, epidemics or pandemics occurring after the date of this Agreement; (iv) changes required by GAAP or other accounting standards (or interpretations thereof); (v) changes in any Laws (or interpretations thereof); (vi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (vii) stockholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company; or (viii) any action required to be taken by the express terms of this Agreement, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Permitted Liens” means, collectively, (i) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs’, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business, provided that the amounts giving rise to such Liens are not due and payable or are being contested in good faith by appropriate legal proceedings; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves under GAAP have been established on the Company’s consolidated balance sheet as of June 30, 2020; (iii) Liens imposed or promulgated by Law or any Governmental Entity, including requirements and restrictions of zoning, permit, license, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities; (iv) licenses or other grants of rights in Intellectual Property Rights; (v) statutory or other Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure (A) payments of worker’s compensation, unemployment insurance or other types of social security benefits or (B) the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, mortgage debt, the Company Factoring Agreement, equipment leases, similar financing arrangements or other Indebtedness described in Schedule B.1 of the Company Disclosure Letter with respect to Company property; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) the rights of first offer or refusal, rights to purchase, and similar rights and options described in Schedule B.2 of the Company Disclosure Letter with respect to Company property; (xii) liens described in, set forth in or created by any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, or Company Real Property Leases; (xiii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Company Leased Real Property; and (xiv) Liens created by Parent, Merger Sub or any of their respective Affiliates.

“Company Stock Award” means any equity or equity-based award (including Company Stock Options) granted pursuant to the Company Stock Plans or otherwise.

“Company Stock Plans” means, collectively, the Helix TCS, Inc. 2017 Omnibus Stock Incentive Plan, as amended and the Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan, as amended.

“Company Subsidiary” means any Subsidiary of the Company.

“Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise, obligation, commitment, arrangement or other instrument (in each case, to the extent legally binding on the parties thereto).

“Data Protection and Security Requirements” means (i) all Laws relating to the Processing of Personal Data, data privacy, data or cyber security, breach notification, or data localization, including the Federal Trade Commission Act, the California Consumer Privacy Act (CCPA), HIPAA and the GDPR; (ii) all regulatory and self-regulatory guidelines and published interpretations by Governmental Entities of such Laws; (iii) industry standards applicable to the industry in which the Company or any of its Subsidiaries operates; (iv) all provisions of Contracts to which the Company or any Company Subsidiary is a party or by which the Company is bound that relate to the Processing of Personal Data; and (v) all policies and notices of the Company or any Company Subsidiary relating to the Processing of Personal Data.

“Data Protection Authority” means each Governmental Entity charged with supervising and enforcing compliance with Data Protection and Security Requirements.

“Data Source” means a set of data collected, held, used, recorded, stored, transmitted or retrieved, in electronic or paper form, in the conduct of the Company’s or any Company Subsidiary’s business. The term “Data Source” includes all documentation, written narratives and flow diagrams of all procedures used in connection with the collection, processing, projection and distribution of data contained in Data Sources.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Family Member” means, with respect to any Person, (i) any child, stepchild, grandchild or more remote issue, parent, stepparent, grandparent, spouse, domestic partner, sibling, child of sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, cousin and adoptive relationships (each, a “relative”) or estate of such relative or (ii) any foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes, so long as any such foundation, trust, family limited partnership, family limited liability company or other entity is controlled by, for the benefit of, or owned by such natural person or one or more Persons described in clause (i).

“Form S-4” means the registration statement on Form S-4, or, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act with respect to the shares of Parent Common Stock to be issued to the stockholders of the Company in connection with the transactions contemplated by this Agreement.

“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.

“Governmental Entity” means any federal, national, state, provincial or local, whether transnational, domestic, foreign or supranational, government or any court of competent jurisdiction, administrative agency, applicable self-regulatory organization, tribunal or commission or other governmental or regulatory authority, department, agency or instrumentality, including any political subdivision thereof, whether transnational, domestic, foreign or supranational.

“Group” shall have the meaning ascribed to such term in Section 13(d) under the Exchange Act.

“Guarding Business” means any security guarding and/or protective guarding business or services currently or previously operated or provided by the Company or any Company Subsidiary (whether such business or services were operated or provided on a pass-through basis or otherwise), including the rendering of services related to armed and unarmed guarding activities, non-electronic and non-digital building fortification, security best practices training and consulting, executive protection and security patrol services.

“Guarding Business Buyer” means Invicta Security CA Corporation, a Delaware corporation.

“Guarding Business Purchase Agreement” means that certain Asset Purchase Agreement, dated as of July 31, 2020, by and among the Company, the Guarding Business Buyer and the other parties thereto.

“Hazardous Material” shall mean any substance or material listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, or residual waste under any applicable Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including but not limited to, the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D.

“Indebtedness” means, with respect to any Person, without duplication, all (i) obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) obligations, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances (to the extent drawn), sureties, performance bonds, guaranties, endorsements and other similar obligations, whether secured or not, in respect of the obligations of other Persons, (iv) obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP, (v) the deferred purchase price of property or services (including in respect of “earn out” obligations) assuming the maximum amount that is due in respect thereof, (vi) all liabilities relating to interest rate protection, swap agreements and collar agreements; and (vii) any guaranty by such Person of any indebtedness of any other Person of a type described in clauses (i) through (vi) above. For purposes of calculating Indebtedness, (a) all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness and (b) all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses relating thereto) shall constitute “Indebtedness”.

“Intellectual Property Rights” shall mean all intellectual property and industrial property rights, interests, assets, and protections in any jurisdiction throughout the world, whether registered or unregistered, including all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar indicators of source, sponsorship, association, or origin, together with the goodwill connected with the use thereof and symbolized thereby, and all registrations, applications, and renewals for any of the foregoing, (ii) domain names, whether or not trademarks, registered by any authorized private registrar or Governmental Entity, uniform resource identifiers, web addresses, web pages, websites and related content, accounts with social media companies and other online service providers and the user names and content found thereon and related thereto, (iii) issued patents and pending patent applications, patent disclosures, and any other indicia of invention ownership (including inventor’s certificates and patent utility models), any and all provisionals, divisionals, continuations, continuations in part, reissues, reexaminations, renewals, substitutions, and extensions thereof, and any counterparts claiming priority therefrom, (iv) works of authorship, expressions, mask works, designs and design registrations, whether or not copyrightable, including all copyrights, author, performer, attribution, moral, and neighboring rights, and all registrations, applications for registration, and renewals for any of the foregoing, (v) inventions, discoveries, ideas, trade secrets, improvements, business and technical information, technology, methods, processes, techniques, formulae, models, methodologies, know-how, and other proprietary and confidential information, and all rights therein, (vi) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, (vii) rights arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (ix) rights to apply for, prosecute, perfect or obtain any of the foregoing through administrative prosecution, registration, recordation, or other proceeding, including all registrations, renewals, extensions, combinations, divisions, continuations, continuations in part, reexamination certificates, or reissues of, and applications for, any of the foregoing, and all causes of action and rights to sue, recover and retain damages, or seek and obtain other remedies arising from or relating to any of the foregoing, including for any past, present or future infringement, misuse, misappropriation, dilution or violation anywhere in the world.

“Key Employee” means, with respect to (i) Parent, each individual set forth in Section 1 of Annex A of the Parent Disclosure Letter, and (ii) the Company, each individual set forth on Schedule A of the Company Disclosure Letter.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Schedule A of the Company Disclosure Letter, after reasonable inquiry of the employees, consultants or independent contractors of the applicable Person with the administrative or operational responsibility for such matter in question, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent set forth in Schedule A of the Parent Disclosure Letter, after reasonable inquiry of the employees, consultants or independent contractors of the applicable Person with the administrative or operational responsibility for such matter in question.

“Law” means any transnational, domestic or foreign federal, provincial, state or local law, statute, treaty, convention, code, ordinance, rule, regulation (including of self-regulatory organizations), interpretations, resolutions, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity

“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances, security interests, adverse claims of any kind, options, right of first refusal, right of way, servitudes, hypothecs or similar encumbrance.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“Misconduct Claim” means, without limitation: (i) unlawful harassment and/or discrimination, or any other unlawful act of a similar nature; (ii) if made to an employee, independent contractor or customer who has not invited such conduct; and (iii) any unlawful retaliatory act for refusing or opposing any of the foregoing.

“MOR Offering” means a private offering by MOR of equity interests or other securities of MOR on terms and conditions reasonably acceptable to MOR in its sole discretion, resulting in net proceeds to MOR (after deducting applicable fees, expenses, charges and discounts) in the aggregate amount of at least $11,000,000.

“MOR Offering Failure” means (i) a determination by MOR that the MOR Offering will not be completed prior to the Closing, or (ii) the MOR Offering has not been completed as of the day immediately prior to the End Date.

“Off-the-Shelf Software” means any commercial Software that the Company or a Subsidiary licenses for use in the business of the Company and its Subsidiaries, in any individual case, under a license with a maximum payment obligation on the part of the Company or Subsidiary of less than ten thousand dollars ($10,000).

“Open Source Technology” means any Software or other Intellectual Property Rights that are distributed as or that contain, or are derived in any manner (in whole or in part) from, any Software or other Intellectual Property Rights that are distributed as free software, open source or similar licensing or distribution models, or requires as a condition of use, modification or distribution that any Intellectual Property Rights (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, (3) be redistributable at no charge, or (4) grants to any third party any license, non-assertion covenant or other rights or immunities to or under any Intellectual Property Rights. Open Source Technology includes Intellectual Property Rights licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: Apache License, MIT License, BSD 3-Clause “New” or “Revised” License or BSD 2-Clause “Simplified” or “FreeBSD” License, GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero GPL, Mozilla Public License, Common Development and Distribution License (CDDL), Eclipse Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), the Common Public License, Creative Commons License, or any license or distribution agreement or arrangement listed on www.opensource.org/licenses/index.php or any successor website thereof or that is considered “free” or “open source” by the Open Source Foundation or the Free Software Foundation.

“Order” means any writ, judgment, order, injunction, determination, ruling, award (including, without limitation, awards of any arbitrator) or decree of any Governmental Entity (in each such case whether preliminary or final).

“Parent Benefit Plan” means any plan, program, arrangement or agreement (including collective bargaining agreements, employment agreements, and independent contractor agreements) whether written or unwritten, that provides or offers pension, 401(k), or other retirement benefits; bonus; commission; deferred compensation; incentive compensation; equity; severance or termination pay; change-in-control payments; retention payments; vacation, sick leave, or other paid time off; hospitalization or other health and welfare benefits (including, but not limited to medical, dental, vision, life, disability insurance); Code Section 125 “cafeteria” or “flexible” benefit features; or fringe benefits (i) which is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of any current or former employees, directors, or individual independent contractors of the Parent or any Parent Subsidiary or (ii) with respect to which the Parent or any Parent Subsidiary has any actual or potential material liability.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent IP” shall mean any Intellectual Property Right that is used or held for use in the business as currently conducted by Parent and the Parent Subsidiaries.

“Parent Material Adverse Effect” means any fact, circumstance, occurrence, effect, event or development or change that, individually or in the aggregate, (A) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs, interferes with, or hinders or delays the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that, solely with respect to clause (A) of the foregoing, any fact, circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur (except, in the case of clauses (i), (ii), (iii), (iv) or (v) below, to the extent disproportionately affecting the Parent and its Subsidiaries relative to other participants in the industries in which the Parent and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (i) change, event or development arising from or related to conditions affecting the U.S. economy, the financial, credit, banking or securities markets in the U.S. (including any decline in the price of any security or any market index) or any change in prevailing interest rates, political conditions or the markets in which such Person operates; (ii) acts of war, sabotage, terrorism, military actions or the escalation thereof; (iii) provided that this clause (iii) shall not apply to Section 3.07 and Section 7.02, natural disasters, acts of God, epidemics or pandemics occurring after the date of this Agreement; (iv) changes required by GAAP or other accounting standards (or interpretations thereof); (v) changes in any Laws (or interpretations thereof); (vi) any failure by the Parent to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any such failure or decline may be considered in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (vii) stockholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Parent; or (viii) any action required to be taken by the express terms of this Agreement, shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

“Parent Permitted Liens” means, collectively, (i) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs’, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business, provided that the amounts giving rise to such Liens are not due and payable or are being contested in good faith by appropriate legal proceedings; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves under GAAP have been established; (iii) Liens imposed or promulgated by Law or any Governmental Entity, including requirements and restrictions of zoning, permit, license, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities; (iv) licenses or other grants of rights in Intellectual Property Rights; (v) statutory or other Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure (A) payments of worker’s compensation, unemployment insurance or other types of social security benefits or (B) the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, mortgage debt equipment leases, similar financing arrangements or other Indebtedness described in Schedule B.1 of the Parent Disclosure Letter with respect to Parent property; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) the rights of first offer or refusal, rights to purchase, and similar rights and options described in Schedule B.2 of the Parent Disclosure Letter with respect to Parent property; (xii) liens described in, set forth in or created by any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements or Parent Real Property Leases; and (xiii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Parent Leased Real Property that would not be reasonably expected to have a Parent Material Adverse Effect.

“Parent Reorganization” means the contribution of all of the issued and outstanding equity interests of MOR to Parent such that, after giving effect to all such transactions, Parent will be the direct owner of all of such equity interests.

“Parent Stock Award” means any equity or equity-based award granted pursuant to the Parent Stock Plan or otherwise.

“Parent Stock Plan” means an equity or equity-based compensation plan of Parent to be adopted by the Parent Board prior to the Closing.

“Parent Subsidiary” means any Subsidiary of Parent.

“Permit” means any: (i) permit, license, approval, certificate, franchise, permission, variance, exception, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law or (ii) right under any Contract with any Governmental Entity.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Data” means any data or information in any medium relating to an identified or identifiable individual, browser or device and any other data or information that constitutes personal information or personally identifiable information under any applicable Law, and includes, but is not limited to, a natural person’s first and last name, home or other physical address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or other government-issued identification number, biometric information, credit card or other financial information, or customer or account number, IP address, cookie information, or other unique identifiers. An identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity. Personal Data shall include Protected Health Information.

“PPP Borrower” means Tan’s International LLC, a wholly owned subsidiary of the Company.

“PPP Lender” means Bank of America, NA, a national banking association.

“PPP Loan” shall mean that certain Promissory Note, dated as of April 27, 2020, issued to the PPP Borrower by the PPP Lender in a principal amount of $83,950, and all agreements or documents entered into in connection therewith or related thereto, obtained pursuant to the Paycheck Protection Program administered by the SBA under the CARES Act.

“PPP Loan Application” means any application submitted by a Person to a PPP Lender and pursuant to which a PPP Loan was granted and accepted by such Person.

“PPP Loan Forgiveness Application” means an application for PPP Loan forgiveness in the form most recently provided by the SBA or by the PPP Lender, including any supporting document required in connection therewith, which is submitted to the applicable PPP Lender for the purpose of receiving forgiveness of all eligible PPP Loan amounts outstanding pursuant to the terms of the Paycheck Protection Program of the CARES Act, as amended or supplemented or otherwise modified from time to time.

“Protected Health Information” means protected health information as that term is defined at 45 C.F.R. § 160.103 for purposes of HIPAA.

“Proxy Statement/Prospectus” means the proxy statement/prospectus, including any amendments or supplements thereto, relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting.

“RC Convertible Notes” means the $1,500,000 convertible promissory note dated March 1, 2019 and due December 31, 2020 and the $5,000,000 convertible promissory note for a principal amount of up to $5,000,000 dated November 15, 2019 and due November 15, 2021, which note has a principal balance as of the date of this Agreement of $385,000.

“RD Convertible Notes” means (i) the convertible promissory note dated August 15, 2019 and due April 11, 2021, (ii) the convertible promissory note dated September 16, 2019 and due April 11, 2021, (iii) the convertible promissory note dated October 11, 2019 and due April 11, 2021, and (iv) the convertible promissory note dated December 26, 2019 and due June 26, 2021.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means, with respect to a Person, any unauthorized access, acquisition, use, disclosure, modification, deletion or destruction of information (including Personal Data) or interference with system operations of such Person’s Business Systems.

“Software” means any and all computer programs, software and code, including all versions, translations, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, input and output formats, libraries, data, data models and databases, and all related specifications and documentation, including developer notes, comments and annotations, flow charts, outlines, narrative descriptions, operating instructions, user manuals, training materials and tangible media relating to any of the foregoing.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax” shall mean any federal, state, local or non-U.S. income, capital gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, escheat, unclaimed property, franchise, profits, withholding, social security, unemployment, disability, unclaimed property, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum or estimated tax or other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind, including any interest, penalty or addition thereto (whether or not disputed).

“Tax Return” shall mean any report, declaration, return, information return, claim for refund, report or statement relating to Taxes, including any schedule, appendix, supplement or attachment thereto, and including any amendments thereof.

“U.S.” means the United States of America, its territories and possessions (including Puerto Rico), any State of the United States and the District of Columbia.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$”will be deemed references to the lawful money of the U.S. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to Parent” or “delivered to Parent” or words of similar import refer to documents posted to the virtual data rooms of the Company and the Parent hosted by DropBox. The words “ordinary course of business” shall mean the ordinary course of business of the applicable Person, consistent with such Person’s past practice.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Merger and the other transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile or by email with .pdf attachments, all of which shall be deemed an original and considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter and the Confidentiality Agreement and, in each case, any exhibit, schedule or annex thereto, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for (a) if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration pursuant to Article II following the Effective Time in accordance with the terms of this Agreement and (ii) the right of the holders of Company Stock Options to receive the applicable treatment pursuant to Section 6.04 on the Closing Date in accordance with the terms of this Agreement; and (b) the provisions of Section 6.05 (which are intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

Section 9.08 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.10 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is explicitly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated by this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In the event any party hereto brings any action, claim, complaint, suit, action or other proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the End Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint, suit, action or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint, suit, action or other proceeding.

Section 9.11 Jurisdiction; Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Merger and the other transactions contemplated by this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any Order rendered by any such court in Delaware as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Merger or the other transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 9.12.

Section 9.13 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth in this Agreement. Except as set forth in the Voting Agreements, no former, current or future direct or indirect equity holders, controlling Persons, stockholders, representatives, members, managers, Affiliates, general or limited partners or assignees of any party hereto, or of any former, current or future direct or indirect equity holder, controlling Person, stockholder, representative, member, manager, general or limited partner, Affiliate, or assignee of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the parties hereto under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent, MOR and Merger Sub have duly executed this Agreement, all as of the date first written above.

HELIX TECHNOLOGIES, INC.

By:	/s/ Zachary L. Venegas
Name:	Zachary L. Venegas
Title:	Chief Executive Officer

FORIAN INC.

By:	/s/ Max Wygod
Name:	Max Wygod
Title:	Executive Chairman

DNA MERGER SUB INC.

By:	/s/ Max Wygod
Name:	Max Wygod
Title:	Executive Chairman

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC

By:	/s/ Max Wygod
Name:	Max Wygod
Title:	Manager

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(f)(iii)
Adverse Recommendation Change	Section 5.04(a)
Agreement	Preamble
Alternative Proposal	Section 5.04(f)
Anti-Corruption Laws	Section 3.17(a)
Blue Sky Laws	Section 3.05(b)
Book-Entry Shares	Section 2.01(d)
Certificate	Section 2.01(d)
Certificate of Merger	Section 1.03
Class A Preferred Stock	Section 4.03(a)
Class B Preferred Stock	Section 4.03(a)
Closing	Section 1.02
Closing Date.	Section 1.02
Company	Preamble
Company Board	Section 4.03(a)
Company Bringdown Certificate	Article IV
Company Business Data	Section 4.16(h)
Company Business Systems	Section 4.16(f)
Company Capital Stock	Section 2.01
Company Common Stock	Section 2.01
Company Data Sources	Section 4.16(q)
Company Disclosure Letter	Article IV
Company Employees	Section 4.10(a)
Company Financial Advisor	Section 4.21
Company Form 10-Q	Section 4.06(c)
Company Governmental Contract	Section 4.14(b)(xv)
Company Inbound IP Contracts	Section 4.14(b)(vi)
Company Indemnified Parties	Section 6.05(a)
Company Insurance Policies	Section 4.23
Company IP Contracts	Section 4.14(b)(vii)
Company Leased Real Property	Section 4.15(b)
Company Material Commercial Customers	Section 4.20
Company Material Contract	Section 4.14(b)
Company Material Customers	Section 4.20
Company Material Suppliers	Section 4.20
Company Outbound IP Contracts	Section 4.14(b)(vii)
Company Owned Software	Section 4.16(k)
Company Preferred Stock	Section 2.01
Company Preferred Stock Conversion Agreement	Section 2.01(f)
Company Products and Services	Section 4.19(a)
Company Real Property Leases	Section 4.15(b)
Company Recommendation	Section 6.01(b)
Company Registered IP	Section 4.16(a)
Company Related Party	Section 4.24(a)
Company Related Party Transaction	Section 4.24(a)

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Company SEC Documents	Section 4.06(a)
Company Stock Options	Section 4.03(a)
Company Stockholder Approval	Section 4.04
Company Stockholders Meeting	Section 4.04
Company Termination Fee	Section 8.03(b)
Company Warrants	Section 4.03(a)
Confidentiality Agreement	Section 6.02
Continuing Employee	Section 6.09(a)
DGCL	Section 1.01
Dispensary Data Sources	Section 4.16(p)
Dissenter’s Rights	Section 2.05(a)
Dissenting Shares	Section 2.01(c)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 3.13
Environmental Permits	Section 3.13
EU Personal Data	Section 3.16(h)
Exchange Agent	Section 2.02(a)
Filed Company Contract	Section 4.14(a)
GAAP	Section 3.06(a)
HHS	Section 3.16(h)
Indemnity Period	Section 6.05(b)
Inquiry	Section 5.04(a)
IRS	Section 3.09(a)
Legal Restraints	Section 7.01(e)
Licensed Software	Section 4.16(k)
Malicious Code	Section 4.16(k)
Material Data Sources	Section 4.16(p)
Maximum Amount	Section 6.05(a)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01
Misuse	Section 3.16(h)
MOR	Preamble
MOR Financial Statements	Section 3.06(a)
MOR Offering Materials	Section 6.15
Notice of Superior Proposal	Section 5.04(d)
Notice Period	Section 5.04(d)
Owned Data Sources	Section 4.16(q)
Parent	Preamble
Parent Board	Section 3.03(b)
Parent Board Designees	Section 1.06(a)(i)
Parent Bringdown Certificate	Article III
Parent Business Data	Section 3.16(h)
Parent Business Systems	Section 3.16(f)

I-2

Parent Capital Stock	Section 3.03(a)
Parent Designees	Section 1.06(a)(ii)
Parent Disclosure Letter	Article III
Parent Expense Reimbursement Amount	Section 8.03(c)
Parent Expenses	Section 8.03(b)
Parent Insurance Policies	Section 3.23
Parent Leased Real Property	Section 3.15(b)
Parent Material Contract	Section 3.14(a)
Parent Material Customers	Section 3.19
Parent Material Suppliers	Section 3.19
Parent Officer Designees	Section 1.06(a)(ii)
Parent Preferred Stock	Section 3.03(a)
Parent Products and Services	Section 3.18(a)
Parent Real Property Leases	Section 3.15(b)
Parent Registered IP	Section 3.16(a)
Parent Related Party	Section 3.24(a)
Parent Related Party Transaction	Section 3.24(a)
Parent Stock Option	Section 6.04(a)
Pension Plan	Section 3.09(e)
PPP Loan Audit	Section 6.16(c)
Processing	Section 3.16(g)
RC Convertible Notes Conversion Agreement	Section 2.01(g)
Release	Section 3.13
Representatives	Section 5.04(a)
Required Approvals	Section 6.03(b)
Reverse Termination Fee	Section 8.03(d)
SBA	Section 6.16(a)
SDN List	Section 3.17(b)
SEC Clearance Date	Section 6.01(b)
Superior Proposal	Section 5.04(f)(ii)
Surviving Corporation	Section 1.01
Surviving Corporation Board Designees	Section 1.06(b)(i)
Surviving Corporation Designees	Section 1.06(b)(ii)
Surviving Corporation Officer Designees	Section 1.06(b)(ii)
Third-Party Data Sources	Section 4.16(p)
Union	Section 3.10(c)
Voting Agreement	Recitals
WARN Act	Section 3.10(i)

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